UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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McDermott International, Inc.

(Name of Registrant as Specified In Its Charter)

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McDermott International, Inc.

Stephen M. Johnson	757 N. Eldridge Pkwy.
Chairman of the Board of Directors, President and Chief Executive Officer	Houston, Texas 77079

March 28, 2013

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of McDermott International, Inc., which will be held on Tuesday, May 7, 2013, at The Westin Houston Hotel, 945 Gessner Road, Houston, Texas 77024, in the Birch Room, commencing at 10:00 a.m. local time. The notice of Annual Meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

McDermott is utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2013 Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person at the 2013 Annual Meeting.

It is very important that your shares are represented and voted at the Annual Meeting. Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely yours,

STEPHEN M. JOHNSON

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2013.

The proxy statement and annual report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

McDERMOTT INTERNATIONAL, INC.

757 N. Eldridge Pkwy.

Houston, Texas 77079

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Tuesday, May 7, 2013

Place	The Westin Houston Hotel
945 Gessner Road
Birch Room
Houston, Texas 77024

Items of Business	1.	To elect eight members to our Board of Directors, each for a term of one year.

2.	To conduct an advisory vote to approve named executive officer compensation.

3.	To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

4.	To transact such other business that properly comes before the meeting or any adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder of record at the close of business on March 8, 2013.

Notice and Access	Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 28, 2013, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 8, 2013, and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice and/or may request a printed set of our proxy materials. In addition, the Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Proxy Voting	Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

Admission to the Meeting	Attendance at the meeting is limited to stockholders and beneficial owners as of the record date or duly appointed proxies. No guests will be admitted, except for guests invited by McDermott. Registration will begin at 9:00 a.m., and the meeting will begin promptly at 10:00 a.m. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership, such as a copy of a brokerage account statement, reflecting stock ownership as of the record date in order to be admitted to the meeting. If you are a proxy holder for a stockholder, you will need to bring a validly executed proxy naming you as the proxy holder, together with proof of record ownership of the stockholder naming you as proxy holder. Please note that you may be asked to present valid photo identification, such as a driver’s license or passport, when you check in for registration.

By Order of the Board of Directors,

LIANE K. HINRICHS

Secretary

March 28, 2013

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully.

Annual Meeting of Stockholders

• Time and Date	10:00 a.m. Central Time, May 7, 2013
• Place	The Westin Houston Hotel 945 Gessner Road Birch Room Houston, Texas 77024
• Record Date	March 8, 2013
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Items of Business for the Annual Meeting

Item of Business	Board Vote Recommendation	Page Reference
Election of directors	FOR Each Director Nominee	5
Advisory vote to approve named executive officer compensation	FOR	56
Ratification of Deloitte & Touche LLP as auditor for 2013	FOR	60

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. Stockholders of record can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

Election of Directors — Item 1

The Board of Directors has nominated eight candidates, each for a one-year term. Our Board of Directors recommends that stockholders vote “For” each of the nominees named below.

Name	Age	Director Since	Independent	Committee Memberships
				Audit	Compensation	Finance	Governance
John F. Bookout, III	59	2006	X			X	X
Roger A. Brown	68	2005	X		X		Chairman
Stephen G. Hanks	62	2009	X	X		X
Stephen M. Johnson	61	2010
D. Bradley McWilliams	71	2003	X	X		Chairman
William H. Schumann, III	62	2012	X	X			X
Mary L. Shafer-Malicki	52	2011	X		Chairman	X
David A. Trice	65	2009	X	Chairman	X

i

Advisory Vote to Approve Named Executive Officer Compensation — Item 2

Our stockholders have the opportunity to cast a non-binding advisory vote on the compensation of our executive officers named in the Summary Compensation Table of this proxy statement (our “named executive officers” or NEOs”). Last year, we received the support of our stockholders with over 97% of the votes cast in favor of our executive compensation program. We recommend that you review our Compensation Discussion and Analysis beginning on page 25, which explains the philosophy of the Compensation Committee and their actions and decisions during 2012 regarding our compensation programs. Our Board of Directors recommends that stockholders vote “For” the advisory vote to approve named executive officer compensation.

2012 Performance and Compensation Highlights

For 2012:

•	NEO target total direct compensation was within approximately 5% of the median compensation for officers in comparable positions in our market.
•	NEO performance-based compensation accounted for over 64% of target total direct compensation, on average, as compared to 60% in 2011 and 46% in 2010.
•	Performance-based compensation accounted for 75% of NEO target long-term incentive compensation.

Compensation and Corporate Governance Policies and Procedures

The Board has implemented several policies and structures that we believe are “best practices” in corporate governance, including:

•	Appointing an independent Lead Director who presides over executive sessions of the independent members of our Board of Directors;
•	Holding executive sessions with only independent directors present in connection with meetings of the Board;
•	Engaging Pay Governance LLC, an independent executive compensation consultant;
•	Maintaining minimum stock ownership guidelines applicable to directors and executive officers;
•

Approving a policy prohibiting all directors, officers and employees from engaging in “short sales” or trading in puts, calls or other options on McDermott’s common stock, and from engaging in hedging transactions and from holding McDermott shares in a margin account or pledging McDermott shares as collateral for a loan; and

•	Eliminating excise tax gross-ups.

ii

Ratification of Appointment of Deloitte & Touche LLP as Auditors — Item 3

Our Board of Directors has ratified our Audit Committee’s appointment of Deloitte & Touche LLP as McDermott’s independent registered public accounting firm for the year ending December 31, 2013, and as a matter of good governance, we are seeking stockholder ratification of this appointment. For the years ended December 31, 2012 and 2011, McDermott paid Deloitte & Touche LLP the following fees:

Service	2012	2011
Audit	$3,487,789	$3,528,477
Audit-Related	$144,280	$114,367
Tax	$211,268	$286,512
All Other	$45,000	$0
Total	$3,888,337	$3,929,356

Our Board of Directors recommends that stockholders vote “For” the ratification of Deloitte & Touche LLP as McDermott’s independent registered public accounting firm for the year ending December 31, 2013.

Communicating with the Board of Directors

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 757 N. Eldridge Pkwy., Houston, Texas 77079.

iii

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING OF STOCKHOLDERS AND VOTING

What is the purpose of these proxy materials?

As more fully described in the Notice, the Board of Directors of McDermott International, Inc. (“McDermott”) has made these materials available to you in connection with our 2013 Annual Meeting of Stockholders, which will take place on May 7, 2013 at 10:00 a.m., local time (the “Annual Meeting” or “Meeting”). We mailed the Notice to our stockholders beginning March 28, 2013, and our proxy materials were posted on the Web site referenced in the Notice on that same date.

McDermott, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2013 Annual Meeting of Stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Who will pay for the cost of this proxy solicitation?

We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $12,500, plus out-of-pocket expenses. In addition, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the McDermott Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you can instruct the trustee on how to vote your plan shares.

Who is entitled to vote at, and who may attend, the Annual Meeting?

Our Board of Directors selected March 8, 2013 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting.

This means that if you owned McDermott common stock on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting.

There were 236,417,455 shares of our common stock outstanding on the Record Date. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

Attendance at the meeting is limited to stockholders and beneficial owners as of the record date or duly appointed proxies. No guests will be admitted, except for guests invited by McDermott. Registration will begin at 9:00 a.m., and the meeting will begin promptly at 10:00 a.m. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership, such as a copy of a brokerage account statement, reflecting stock ownership as of the record date in order to be admitted to the meeting. If you are a proxy holder for a stockholder, you will need to bring a validly executed proxy naming you as the proxy holder, together with proof of record ownership of the stockholder naming you as proxy holder. Please note that you may be asked to present valid photo identification, such as a driver’s license or passport, when you check in for registration. No cameras, recording equipment or other electronic devices will be allowed to be brought into the meeting room by stockholders or beneficial owners.

What is the difference between holding shares as a stockholder of record and as a beneficial owner through a brokerage account or other arrangement with a holder of record?

If your shares are registered in your name with McDermott’s transfer agent and registrar, Computershare Trust Company, N.A., you are the “stockholder of record” of those shares. The Notice and the proxy materials have been provided or made available directly to you by McDermott.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” but not the holder of record of those shares, and the Notice and the proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I cast my vote?

Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mailing expense.

By giving us your proxy, you will be directing us how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner but not the holder of record, of shares, you should refer to the instructions provided by your broker or nominee for further information. The broker or nominee that holds your shares has the authority to vote them, absent your approval, only as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. Neither the election of directors nor the advisory vote to approve named executive officer compensation are considered routine matters. That means that brokers may not vote your shares with respect to those matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker.

If you received a printed version of these proxy materials, you should have received a voting instruction form from your broker or nominee that holds your shares. For shares of which you are the beneficial owner but not the holder of record, follow the instructions contained in the Notice or voting instruction form to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

Why did I receive more than one Notice or proxy statement and proxy card or voting instruction form?

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may change your vote by written notice to our Corporate Secretary, by granting a new proxy before the Annual Meeting or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote before the meeting using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

If you are the beneficial owner, but not the holder of record, of shares, you should follow the instructions in the information provided by your broker or nominee to change your vote before the meeting. If you want to change your vote as to shares of which you are the beneficial owner by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker or other holder of record, you must instruct the broker or other holder of record how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker or other holder of record can include your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

With respect to this Annual Meeting, if you are a beneficial owner whose shares are held by a broker or other holder of record, your broker or other holder of record has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP (“Deloitte”), even if it has not received voting instructions from you. However, such holder does not have discretionary authority to vote on the election of directors or the advisory vote to approve named executive officer compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on those matters.

What is the quorum for the Annual Meeting?

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Broker non-votes will be treated as present for the purpose of determining a quorum.

Which items will be voted on at the Annual Meeting?

At the Annual Meeting, we are asking you to vote on the following:

•	the election of John F. Bookout, III, Roger A. Brown, Stephen G. Hanks, Stephen M. Johnson, D. Bradley McWilliams, William H. Schumann, III, Mary L. Shafer-Malicki
and David A. Trice to our Board of Directors, each for a term of one year;

•	the advisory vote to approve named executive officer compensation; and

•	the ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2013.

We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

What are the Board’s voting recommendations?

For the reasons set forth in more detail later in this proxy statement, our Board recommends a vote:

•	FOR the election of each director nominee;

•	FOR the advisory vote to approve named executive officer compensation; and

•	FOR the ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2013.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this proxy statement?

Our By-Laws provide that, in all matters arising at a stockholders’ meeting, a majority of the voting power of our outstanding shares present in person or represented by proxy at the meeting and entitled to vote and actually voting on the matter shall be necessary and sufficient for approval, except where some larger percentage is required by applicable law or our Articles of Incorporation. No such larger percentage is applicable to any of the items we are asking you to vote on at the Annual Meeting. Because abstentions and broker non-votes are not actual votes with respect to a proposal, they will have no effect on the outcome of the vote on a proposal.

Our Corporate Governance Guidelines provide that, in an uncontested election of directors, the Board expects any incumbent director nominee who does not receive a “FOR” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter to promptly tender his or her resignation to the Governance Committee, subject to acceptance by our Board. The Governance Committee will then make a recommendation to the Board with respect to the director nominee’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results.

What happens if I do not specify a choice for a proposal when returning a proxy or do not cast my vote?

You should specify your choice for each proposal on your proxy card or voting instruction form. Shares represented by proxies will be voted in accordance with the instructions given by the stockholders.

If you are a stockholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendations of our Board. If you do not return your proxy card or cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you are the beneficial owner, but not the holder of record, of shares and fail to provide voting instructions, your broker or other holder of record is permitted to vote your shares on the ratification of Deloitte as our independent registered public accounting firm. However, absent instructions from you, your broker or other holder of record may not vote on the election of directors or the advisory vote to approve named executive officer compensation, and no votes will be cast on your behalf for those matters.

Is my vote confidential?

All voted proxies and ballots will be handled in a manner intended to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

Our Articles of Incorporation provide that, at each annual meeting of stockholders, all directors shall be elected annually for a term expiring at the next succeeding annual meeting of stockholders or until their respective successors are duly elected and qualified. Accordingly, our Board has nominated the following persons for reelection as directors at this year’s Annual Meeting, for a term of one year: John F. Bookout, III, Roger A. Brown, Stephen G. Hanks, Stephen M. Johnson, D. Bradley McWilliams, Mary L. Shafer-Malicki and David A. Trice. Additionally, our Board appointed William H. Schumann, III as a director on September 24, 2012, and has nominated him for election as a director at this year’s Annual Meeting, for a term of one year.

Our By-Laws provide that (1) a person shall not be nominated for election or reelection to our Board of Directors if such person shall have attained the age of 72 prior to the date of election or reelection and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a direc-

tor nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or reelection.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of each of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

In nominating individuals to become members of the Board of Directors, the Governance Committee considers the experience, qualifications and skills of each potential member. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. The Governance Committee and the Board of Directors considered the following information, including the specific experience, qualifications, attributes or skills, in concluding each individual was an appropriate nominee to serve as a member of our Board for the term commencing at this year’s Annual Meeting (ages are as of May 7, 2013).

Our Board recommends that stockholders vote “FOR” each of the nominees named below.

John F. Bookout, III	Director Since 2006

Age — 59

Finance Committee — Member

Governance Committee — Member

Mr. Bookout has served as a Managing Director of Kohlberg Kravis Roberts & Co., a private equity firm, since March 2008. Previously, he served as Senior Advisor to First Reserve Corporation, a private equity firm specializing in the energy industry, from 2006 to March 2008. Until 2006, he was a director of McKinsey & Company, a global management consulting firm, which he joined in 1978. Mr. Bookout previously served as a director of Tesoro Corporation from 2006-2010. The Board of Directors is nominating Mr. Bookout in consideration of his:

•	global experience with the petroleum refining and marketing industry and oil and gas exploration and development industry;

•	expertise in private equity and finance; and

•	experience as a board member of public companies, including McDermott.

Roger A. Brown	Director Since 2005

Age — 68

Compensation Committee — Member

Governance Committee — Chairman

From 2005 until his retirement in 2007, Mr. Brown was Vice President, Strategic Initiatives of Smith International, Inc., a supplier of goods and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets. Mr. Brown was President of Smith Technologies (a business unit of Smith International, Inc.) from 1998 until 2005. Mr. Brown has also served as a director of Ultra Petroleum Corp. since 2007 and Boart Longyear Limited since 2010. The Board of Directors is nominating Mr. Brown in consideration of his:

•	executive leadership experience in the oil and gas exploration and production industry;

•	knowledge of corporate governance issues; and

•	experience as a board member of public companies, including McDermott.

Stephen G. Hanks	Director Since 2009

Age — 62

Audit Committee — Member

Finance Committee — Member

Mr. Hanks served in various roles over a 30-year career with Washington Group International, Inc. (and its predecessor, Morrison Knudsen Corporation), an integrated construction and management services company, and from 2000 through 2007 served as President, Chief Executive Officer and a member of its board of directors. Mr. Hanks has also served as a director of Lincoln Electric Holdings, Inc. since 2006 and as a director of The Babcock & Wilcox Company since 2010. The Board of Directors is nominating Mr. Hanks in consideration of his:

•	experience in executive leadership, including his position as the Chief Executive Officer of Washington Group;

•	background and knowledge in the areas of accounting, auditing and financial reporting, having previously served as a Chief Financial Officer;

•	experience in the engineering and construction industry; and

•	experience as a board member of public companies, including McDermott.

Stephen M. Johnson	Director Since 2010

Age — 61

Chairman of the Board, President and Chief Executive Officer

Mr. Johnson has been President and Chief Executive Officer of McDermott and a member of our Board since July 2010, and has served as Chairman of our Board since May 2011. Previously, he served as President and Chief Executive Officer of J. Ray McDermott, S.A., one of our subsidiaries, from January 2010 to July 2010, and President and Chief Operating Officer of McDermott from April 2009 to December 2009. From 2001 to 2008, Mr. Johnson was Senior Executive Vice President and Member, Office of the Chairman, at Washington Group and at URS Corporation, which acquired Washington Group in 2007. The Board of Directors is nominating Mr. Johnson in consideration of his:

•	position as our Chairman, President and Chief Executive Officer;

•

experience in executive leadership for public companies in the engineering and construction industry, encompassing global experience, technical knowledge and complex business and financial structuring, as well as experience in the oil & gas, chemical processing, power generation, transportation, mining and government businesses;

•

operational and financial expertise in the engineering and construction industry, both in the United States and in international markets, including having resided, worked or led complex business transactions in the United States, Europe, Africa, the Middle East and Asia Pacific regions;

•

experience as a recognized leader in the area of risk management within the engineering and construction industry, having participated in the founding of the Engineering & Construction Risk Institute, a global organization focused on developing best practices in risk management, of which he served as Chairman; and

•	broad knowledge of the demands and expectations of our core customers.

D. Bradley McWilliams	Director Since 2003

Age — 71

Lead Director

Audit Committee — Member

Finance Committee — Chairman

Mr. McWilliams has served as our Lead Director since May 2011. From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995. Mr. McWilliams has served as a director and Lead Director of The Babcock & Wilcox Company since 2010 and previously served as a director of Kronos Incorporated from 1993 to 2005. The Board of Directors is nominating Mr. McWilliams in consideration of his:

•	background in public accounting;

•	background and knowledge in the areas of accounting, auditing and financial reporting, having served as a Chief Financial Officer of a public company; and

•	experience as a board member and lead director of public companies, including McDermott.

William H. Schumann, III	Director Since 2012

Age — 62

Audit Committee — Member

Governance Committee — Member

From February 2007 until August 2012, Mr. Schumann served as Executive Vice President of FMC Technologies, Inc. (“FMC”), a global provider of technology solutions for the energy industry. Mr. Schumann previously served in the following capacities at FMC Technologies and its predecessor, FMC Corporation: Chief Financial Officer from 2001 until his retirement from that position in December 2011; Vice President, Corporate Development from 1998 to 1999; Vice President and General Manager, Agricultural Products Group from 1995 to 1998; Regional Director, North America Operations, Agricultural Products Group from 1993 to 1995; Executive Director of Corporate Development from 1991 to 1993, and other various management positions from the time he joined FMC in 1981. Mr. Schumann also previously served on the board of directors of UAP Holding Corp. from 2005 to 2008 and currently serves as Chairman of the Board of Avnet, Inc. and on the board of directors of AMCOL International. The Board of Directors is nominating Mr. Schumann in consideration of his:

•	executive leadership experience in the energy industry;

•	background and knowledge in the areas of accounting, auditing and financial reporting, having served as a Chief Financial Officer of a public company; and

•	experience as a board member of public companies, including as a chairman of a public company.

Mary L. Shafer-Malicki	Director Since 2011

Age — 52

Compensation Committee — Chairman

Finance Committee — Member

From July 2007 until her retirement in March 2009, Ms. Shafer-Malicki was Senior Vice President and Chief Executive Officer of BP Angola, a subsidiary of BP p.l.c., an oil and natural gas exploration, production, refining and marketing company. Previously, Ms. Shafer-Malicki served as Chief Operating Officer of BP Angola from January 2006 to June 2007 and in various other international engineering and managerial positions with BP p.l.c. Ms. Shafer-Malicki has also served as a director of Ausenco Limited since January 2011 and John Wood Group PLC since June 2012. The Board of Directors is nominating Ms. Shafer-Malicki in consideration of her:

•	experience in the upstream energy and supporting infrastructure businesses;

•	knowledge of and experience with our core customers;

•	executive experience and business leadership skills, including operations, strategy, commercial, safety and supply chain management;

•	significant international experience, having executive or management experience in Europe, Asia Pacific and Africa; and

•	experience as a board member of public companies.

David A. Trice	Director Since 2009

Age — 65

Audit Committee — Chairman

Compensation Committee — Member

From February 2000 until his retirement in May 2009, Mr. Trice was Chief Executive Officer of Newfield Exploration Company, an oil and natural gas exploration and production company, and served as Chairman of its board from September 2004 to May 2010. Mr. Trice has served as a director of New Jersey Resources Corporation since 2004 and QEP Resources, Inc. since 2011. Mr. Trice previously served as a director of Grant PrideCo, Inc. from 2003 to 2008 and Hornbeck Offshore Services, Inc. from 2002 to 2011. The Board of Directors is nominating Mr. Trice in consideration of his:

•	executive experience as a Chief Executive Officer of a public company;

•	experience in the oil and gas exploration and production business;

•	background and knowledge in the areas of accounting, auditing and financial reporting; and

•	experience as a board member of public companies, including as a chairman of a public company.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our Web site which contains copies of our principal governance documents. The corporate governance section may be found at www.mcdermott.com under “About Us — Leadership & Corporate Governance —Corporate Governance” and “About Us —Leadership & Corporate Governance — Board Committees.” The corporate governance section contains the following documents:

By-Laws

Corporate Governance Guidelines

Code of Ethics for CEO and Senior Financial Officers

Board of Directors Conflicts of Interest Policies and Procedures

Audit Committee Charter

Compensation Committee Charter

Finance Committee Charter

Governance Committee Charter

In addition, our Code of Business Conduct may be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance.”

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, and as permitted by New York Stock Exchange rules then in effect, the Board previously established categorical standards which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. These standards are contained in the Corporate Governance Guidelines, which can be found on our Web site at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Corporate Governance.”

Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent and meet our categorical standards:

John F. Bookout, III	William H. Schumann, III
Roger A. Brown	Mary L. Shafer-Malicki
Stephen G. Hanks	David A. Trice
D. Bradley McWilliams

In addition, our Board also determined, prior to his retirement in September 2012, that Mr. Thomas C. Schievelbein was independent and met our categorical standards.

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated, none of which were determined to constitute a material relationship with us. Messrs. Brown, Schumann and Trice have no relationship with McDermott, except as a director and stockholder. Mr. Hanks and Ms. Shafer-Malicki are directors of entities with which we transact business in the ordinary course. Mr. Bookout is Managing Director for a private equity firm which has invested in an entity with which we transact business in the ordinary course. Messrs. Hanks and McWilliams are directors of The Babcock & Wilcox Company (“B&W”), which pursuant to the transition services agreements entered into by McDermott and B&W prior to the spin-off of B&W (the “Spin-off”), McDermott has transacted with following the Spin-off. Our Board also considered contributions by us to charitable organizations with which the directors were associated, including one in 2013 to a charitable organization for which Mr. McWilliams serves as a director. No director is related to any executive or significant stockholder of McDermott, nor is any director, with the exception of Mr. Johnson, a current or former employee of McDermott.

Executive Sessions

Our independent directors meet in executive session without management on a regular basis. Currently, Mr. D. Bradley McWilliams, our Lead Director, serves as the presiding director for these executive sessions.

Communications with the Board

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 757 N. Eldridge Pkwy., Houston, Texas 77079. Information regarding this process is posted on our Web site at www.mcdermott.com under “About Us — Leadership  & Corporate Governance — Independent Director Access Information.”

Board of Directors and Its Committees

Our Board met eight times during 2012. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2012, with the exception of Mr. Schumann. Due to a pre-existing conflict that was scheduled prior to Mr. Schumann joining our Board in September 2012 and which conflict the Board was aware of when appointing him, Mr. Schumann was unable to attend the November 7-8 Board and Committee meetings. Mr. Schumann has attended all Board and Committee meetings held year to date in 2013. In addition, as reflected in our Corporate Governance Guidelines, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2012 Annual Meeting.

Board Leadership Structure

Mr. Johnson has served as Chairman of the Board in addition to his service as Chief Executive Officer since May 2011. In May 2012, our Board reevaluated whether the positions of Chairman of the Board and Chief Executive Officer should be separate or occupied by the same individual, and determined that Mr. Johnson should continue to serve as Chairman of the Board. As the individual with primary responsibility for managing our day-to-day operations, Mr. Johnson is most familiar with our business and the complex challenges faced by McDermott. As a result, our Board believes that he is best positioned at this time to identify strategic priorities and lead Board discussions and decision-making processes regarding key business and strategic issues, as well as to oversee the execution of important strategic initiatives. As Chief Executive Officer, Mr. Johnson is in an optimal position to facilitate the flow of information between management and the

Board and is able to ensure that McDermott presents its message and strategy to stockholders, employees, customers and other stakeholders with a unified voice.

McDermott has adopted a governance structure that includes:

•	a designated independent Lead Director;

•	a Board composed entirely of independent directors, with the exception of Mr. Johnson;

•	annual election of directors; and

•	committees composed entirely of independent directors.

The independent Lead Director, Mr. McWilliams, acts as an intermediary between the Board and management and is responsible for presiding at executive sessions of the independent directors and serving as a liaison on Board-wide issues between the independent directors and the Chief Executive Officer, as needed.

Board’s Role in Risk Oversight

As part of its oversight function, the Board is actively involved in overseeing risk management through our Enterprise Risk Management (“ERM”) program. Our Chief Risk Officer administers our ERM program and presents to senior management and the Board on matters relating to risk management on at least an annual basis. In connection with the ERM program, the Board exercises its oversight responsibility with respect to key external, strategic, operational and financial risks and discusses the effectiveness of current efforts to mitigate certain focus risks as identified by senior management and the Board through anonymous risk surveys.

Although the Board is ultimately responsible for risk oversight, the Board has delegated risk oversight responsibility to the Audit, Compensation, Finance and Governance Committees for each committee’s areas of oversight, as set forth in their respective charters. Each committee oversees risks, including but not limited to, those set forth below, and periodically reports to the Board on those risks:

•	the Audit Committee oversees risks with respect to financial reports and other financial information provided by us to our stockholders;

•

the Compensation Committee oversees risks with respect to our compensation policies and practices with respect to executives as well as employees generally, employee benefit plans and the administration of equity plans;

•	the Finance Committee oversees risks with respect to our policies and processes relating to capital structure, capital expenditures, financing, mergers and acquisitions; and

•

the Governance Committee oversees risks with respect to the review and recommendation of Board member candidates, the annual evaluation of the performance of the Board and its members, review of compensation for our nonemployee directors, our Compliance and Ethics Program (excluding responsibilities assigned to the Audit Committee) and director and officer insurance coverage.

At their respective November 2012 meetings, each committee undertook an in-depth assessment of those areas of risk oversight that were delegated to it and provided a report to the Board. Also, at its November 2012 meeting, the Board received an ERM report from the Chief Risk Officer and performed an assessment and review of the risks described in that report that were not delegated to the committees.

Board Committees

Our Board currently has, and appoints the members of, standing Audit, Compensation, Finance and Governance Committees. Each of those committees is comprised entirely of independent nonemployee directors and has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Board Committees.” Attendance at committee meetings is open to every director, regardless of whether he or she is a member of the committee. The following table shows the current membership, the principal functions and the number of meetings held in 2012 for each committee:

Committees and Current Members	Principal Functions and Additional Information	Meetings Held in 2012
AUDIT Mr. Trice (Chair) Mr. Hanks Mr. McWilliams Mr. Schumann

•    Monitors our financial reporting process and internal control system.

•    Oversees the integrity of our financial statements.

•    Monitors our compliance with legal and regulatory financial requirements, including our compliance with the applicable reporting requirements established by the Securities and Exchange Commission (the “SEC”).

•    Evaluates the independence, qualifications, performance and compensation of our independent registered public accounting firm.

•    Oversees the performance of our internal audit function.

•    Oversees certain aspects of our Compliance and Ethics Program relating to financial matters, books and records and accounting and as required by applicable statutes, rules and regulations.

•    Provides an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal audit department and the Board.

Our Board has determined that Messrs. Trice, Hanks, McWilliams and Schumann each qualify as an “audit committee financial expert” within the definition established by the SEC. For more information on the backgrounds of those directors, see their biographical information under “Election of Directors” above.

4 Meetings in 2012

COMPENSATION Ms. Shafer-Malicki (Chair) Mr. Brown Mr. Trice

•   Evaluates our officer and director compensation plans, policies and programs and our employee benefit plans.

•   Approves and/or recommends to the Board for approval such officer and director compensation plans, policies and programs.

•   Oversees our disclosures relating to compensation plans, policies and programs, including overseeing the preparation of the Compensation Discussion and Analysis included in this proxy statement.

•   Acts in its sole discretion to retain or terminate any compensation consultant to be used to assist the Compensation Committee in the discharge of its responsibilities. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis — Role of Compensation Committee, Compensation Consultant and Management” below.

•   For 2012, the Compensation Committee authorized our Chief Executive Officer, in consultation with his direct reports, to establish individual goals under our Executive Incentive Compensation Plan (“EICP”) for our other executive officers who participate in the EICP.

•   Under our 2009 McDermott International, Inc. Long-Term Incentive Plan (the “2009 LTIP”), the Compensation Committee may delegate some of its duties to our Chief Executive Officer or other senior officers.

•   Under the McDermott International, Inc. Director and Executive Deferred Compensation Plan, which we refer to as the “DCP,” the Compensation Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

8 Meetings in 2012

FINANCE Mr. McWilliams (Chair) Mr. Bookout Mr. Hanks Ms. Shafer-Malicki

•   Reviews and oversees financial policies and strategies, mergers and acquisitions, financings, liabilities, investment performance of our pension plans and our capital structure.

•   Recommends any change in dividend policies or stock repurchase programs.

•   Oversees capital expenditures and capital allocation strategies.

•   Oversees our tax structure and monitors any developments relating to changes in tax legislation.

•   Generally has responsibility over such matters up to $50 million, and for activities involving amounts over $50 million, reviews each such activity and makes a recommendation to the Board.

5 Meetings in 2012

GOVERNANCE Mr. Brown (Chair) Mr. Bookout Mr. Schumann

•   Identifies individuals qualified to become Board members and recommends to the Board each year the director nominees for the next annual meeting of stockholders.

•   Develops, reviews and recommends to the Board any changes to our Corporate Governance Guidelines the Governance Committee deems appropriate.

•   Leads the Board in its annual review of the Board’s performance and, in conjunction with the Compensation Committee, oversees the annual evaluation of our Chief Executive Officer.

•   Reviews our executive management succession plan on at least an annual basis.

•   Recommends to the Board the directors to serve on each Board committee.

•   Recommends to the Board the compensation of nonemployee directors.

•   Serves as the primary committee overseeing our Compliance and Ethics Program, excluding certain oversight responsibilities assigned to the Audit Committee.

•   Oversees our director and officer insurance program.

6 Meetings in 2012

Compensation Policies and Practices and Risk

The Compensation Committee has concluded that risks arising from McDermott’s compensation policies and practices for McDermott employees are not reasonably likely to have a materially adverse effect on McDermott. In reaching this conclusion, the Compensation Committee considered the policies and practices in the following paragraph.

The Compensation Committee regularly reviews the design of our significant compensation programs with the assistance of its compensation consultant. We believe our compensation programs motivate and retain our executive officer employees while allowing for appropriate levels of business risk through some of the following features:

•

Reasonable Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of executive officer employees provides a reasonable and appropriate mix of cash and equity, annual and longer-term incentives and performance metrics.

•

Emphasize Long-Term Incentive Compensation Over Annual Incentive Compensation — Long-term incentive compensation typically makes up a larger percentage of an executive officer employee’s total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of our employees with those of stockholders. In addition, tying a significant portion of an employee’s total direct compensation to long-term incentives (which typically vest over a period of three or more years) helps to promote longer-term perspectives regarding our company’s performance.

•

Clawback Policy — The Compensation Committee has adopted a policy under which McDermott shall seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

•

Long-Term Incentive Compensation Subject to Forfeiture — The Compensation Committee may terminate any outstanding stock award if the recipient, while employed by McDermott or performing services on behalf of McDermott under any consulting agreement: (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony; or (2) engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of the Company.

•

Annual Incentive Compensation Subject to Threshold Performance and Linear and Capped Payouts — The Compensation Committee establishes financial performance goals which are used to plot a linear payout formula for annual incentive compensation, eliminating payout “cliffs” between the established performance goals. Threshold levels of performance required to earn short-term incentives are tied to, among other components, achievement of financial results that correlate to the Company’s weighted average cost of capital. The maximum payout for the annual incentive compensation is capped at 200% of target.

•

Use of Multiple Performance Metrics — Utilizing diversified performance measures helps prevent compensation opportunities from being overly weighted toward the performance result of a single measure. In general, our incentive programs are historically based on a mix of financial and individual goals. In recent years our primary financial performance metric has been operating income. Compared to other financial metrics, operating income is a measure of the profitability of our business which helps drive accountability at our operating segments, thereby reducing risks related to incentive compensation by putting the focus on quality of revenues, not quantity. Additionally, commencing in 2011, the Compensation Committee utilized relative total shareholder return and return on invested capital as additional performance measures.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which also help promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders. In 2010, we increased the stock ownership requirements for our executive officers and nonemployee directors to further emphasize this alignment of interests.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee are independent in accordance with NYSE listing standards. No member of the Compensation Committee (1) was, during the year ended December 31, 2012, or had previously been, an officer or employee of McDermott or any of its subsidiaries, or (2) had any material interest in a transaction of McDermott or a business relationship with, or any indebtedness to, McDermott. No interlocking relationship existed during the year ended December 31, 2012 between any member of the Board of Directors or the Compensation Committee and an executive officer of McDermott.

Director Nomination Process

Our Governance Committee has determined that a candidate for election to our Board of Directors must meet specific minimum qualifications. Each candidate should:

•	have a record of integrity and ethics in his/her personal and professional life;

•	have a record of professional accomplishment in his/her field;

•	be prepared to represent the best interests of our stockholders;

•	not have a material personal, financial or professional interest in any competitor of ours; and

•

be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

In addition, the Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute positively to the collaborative culture among Board members; and

•	each candidate should possess professional and personal experiences and expertise relevant to our business and industry.

While McDermott does not have a specific policy addressing board diversity, the Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences. The Governance Committee solicits ideas for possible candidates from a number of sources — including independent director candidate search firms, members of the Board and our senior level executives.

In 2012, our Governance Committee engaged Russell Reynolds Associates (“Russell Reynolds”), an independent director search firm, in order to assist in selecting director candidates. After review and consideration of prospective candidates identified by Russell Reynolds, Mr. Schumann was appointed to the Board on September 24, 2012 in consideration of his extensive experience in our industry and other qualifications.

Any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our By-Laws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws, which may be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance — Corporate Governance.”

The Governance Committee will consider candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board. None of the director nominees for the 2013 Annual Meeting are standing for election for the first time, with the exception of Mr. Schumann, who was appointed to the Board in September 2012.

COMPENSATION OF DIRECTORS

In May 2011, at the request of the Governance Committee, Pay Governance LLC performed a market analysis of nonemployee director compensation and made recommendations regarding nonemployee director compensation to the Governance Committee. Based upon those recommendations, the Governance Committee recommended revisions to our 2011 nonemployee director compensation program, which were approved by the Board. No changes were made to the nonemployee director compensation program for 2012 as compared to 2011.

Under our 2012 nonemployee director compensation program, cash compensation for nonemployee directors consisted of retainers (paid monthly and prorated for partial terms) and meeting fees as follows:

•	annual Board member retainer: $75,000;

•	additional retainer for the chair of each of the Audit Committee and Compensation Committee: $20,000;

•	additional retainer for the chair of each of the Finance Committee and Governance Committee: $10,000;

•	additional retainer for the Lead Director: $20,000; and

•

meeting fees of $2,500 for each meeting of the Board or a Committee (of which the nonemployee director is a member) attended, in person or by telephone, in excess of the eighth Board or Committee meeting per calendar year.

The table below summarizes the compensation earned by or paid to our nonemployee directors during the year ended December 31, 2012. Mr. Thomas C. Schievelbein retired from our Board effective September 26, 2012.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
John F. Bookout, III	$75,000	$119,996	$194,996
Roger A. Brown	$85,000	$119,996	$204,996
Stephen G. Hanks	$75,000	$119,996	$194,996
D. Bradley McWilliams	$105,000	$119,996	$224,996
Thomas C. Schievelbein	$71,250	$119,996	$191,246
William H. Schumann, III	$18,750	$75,276	$94,026
Mary L. Shafer-Malicki	$80,000	$119,996	$199,996
David A. Trice	$95,000	$119,996	$214,996

(1)	Under our 2012 director compensation program, equity compensation for nonemployee directors generally consisted of a discretionary annual stock grant. On May 15, 2012, each of the nonemployee directors then serving as a director received a grant of 11,121 shares of restricted stock valued at $119,996. Because Mr. Schumann was not appointed to our Board until September 24, 2012, he received a grant of 5,979 shares of restricted stock on September 24, 2012 valued at $75,276, following his appointment to our Board, which reflected his partial-year service.

The amounts reported represent the aggregate grant date fair value of the restricted stock or restricted stock units computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, using the closing market price of McDermott common stock on the date of grant ($10.79 on May 15, 2012 and $12.59 on September 24, 2012). Under the terms of each award, the restricted stock vested immediately on the grant date and immediately became unrestricted shares of McDermott common stock.

As of December 31, 2012, nonemployee directors had aggregate outstanding stock option awards as follows: Mr. Bookout — stock options to purchase 6,105 shares; Mr. Brown — stock options to purchase 38,085 shares; and Mr. McWilliams — stock options to purchase 900 shares. All of such stock options were fully vested.

NEO PROFILES

The following profiles provide summary information regarding the experience and 2012 compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who were employed by McDermott as of December 31, 2012, whom we refer to as our “named executive officers” or “NEOs.”

The NEO profiles provide biographical information, including age as of May 7, 2013, and summarize the compensation disclosures that are provided in the Compensation Discussion and Analysis (“CD&A”) and executive compensation tables in this proxy statement. These profiles are supplemental, and are being provided in addition to, and not in substitution for, the detailed compensation tables required by the SEC that follow the CD&A. Please consult the more detailed compensation tables and the accompanying footnotes following the CD&A for an explanation of how the compensation information is calculated.

STEPHEN M. JOHNSON

CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Age: 61

Tenure with McDermott: 4 years

Mr. Johnson has served as our President and Chief Executive Officer since July 2010. Previously, he served as: President and Chief Executive Officer of J. Ray McDermott, S.A., one of our subsidiaries, from January 2010 to July 2010 and our President and Chief Operating Officer from April 2009 to December 2009. From 2001 to 2008, Mr. Johnson was Senior Executive Vice President and Member, Office of the Chairman, at Washington Group International, Inc. (“Washington Group”) and at URS Corporation, which acquired Washington Group in 2007.

2012 COMPENSATION
Annual Base Salary
Base Salary Earned		$ 950,000
Annual Incentive Compensation
Executive Incentive Compensation Plan		$ 760,000
Long-Term Incentive Compensation(1)
Restricted Stock Units		$1,249,999
Stock Options		$1,249,999
Performance Shares		$2,499,980
Pension Plan(2)
Annual Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 108,068
Thrift Match		$ 6,979
Service-Based Thrift Contribution		$ 7,500
Tax Gross-Ups		$ 0
Perquisites		$ 20,000

2012 TOTAL COMPENSATION

EQUITY AWARDED IN 2012

March 5, 2012	Restricted Stock Units	86,565 units
March 5, 2012	Stock Options	179,856 shares
March 5, 2012	Performance Shares	108,459 shares

(1)   Each equity grant is disclosed at the grant date fair value of the award.

(2)   Mr. Johnson does not participate in our qualified defined benefit plan due to commencing his employment with the Company after the plan was closed to new participants in 2006.

PERRY L. ELDERS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Age: 51

Tenure with McDermott: 3 years

Mr. Elders has served as our Senior Vice President and Chief Financial Officer since July 2010, and served in that capacity at our subsidiary J. Ray McDermott, S.A. from April 2010 to July 2010. Previously, he served as: Executive Vice President and Chief Financial Officer from February 2006 to April 2009, and Senior Financial Advisor from November 2005 to February 2006, of Bristow Group, Inc., a worldwide provider of helicopter services; Director, Financial Consulting of Sirius Solutions, an independent business consulting firm, from July 2005 to February 2006; and Vice President and Chief Accounting Officer of Vetco International, Ltd., a provider of upstream oil and gas production facilities, process systems, technology and products, from August 2004 to May 2005. Mr. Elders spent 20 years (1983-2003) in public accounting firms where he became an audit partner specializing in multi-national energy service companies. Mr. Elders is a Certified Public Accountant.

2012 COMPENSATION
Annual Base Salary
Base Salary Earned		$493,750
Annual Incentive Compensation
Executive Incentive Compensation Plan		$207,383
Long-Term Incentive Compensation(1)
Restricted Stock Units		$337,463
Stock Options		$337,499
Performance Shares		$674,973
Pension Plan(2)
Annual Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 43,970
Thrift Match		$ 7,500
Service-Based Thrift Contribution		$ 7,500
Tax Gross-Ups		$ 0
Perquisites		$ 20,000

2012 TOTAL COMPENSATION

EQUITY AWARDED IN 2012

March 5, 2012	Restricted Stock Units	23,370 units
March 5, 2012	Stock Options	48,561 shares
March 5, 2012	Performance Shares	29,283 shares

(1)   Each equity grant is disclosed at the grant date fair value of the award.

(2)   Mr. Elders does not participate in our qualified defined benefit plan due to commencing his employment with the Company after the plan was closed to new participants in 2006.

GARY L. CARLSON

SENIOR VICE PRESIDENT AND CHIEF ADMINISTRATION OFFICER

Age: 58

Tenure with McDermott: 3 years

Mr. Carlson has served as our Senior Vice President and Chief Administration Officer since February 2012. Previously, he served as: Senior Vice President, Chief Human Resources Officer from May 2011 to February 2012; Senior Vice President, Human Resources from July 2010 to May 2011; Senior Vice President, Human Resources and Organization Development for our subsidiary J. Ray McDermott, S.A. from March 2010 to July 2010; Senior Vice President, Human Resources of MWH Global, Inc., an energy and environmental engineering, construction and water resource management firm, from 2008 to 2010; and Vice President, Human Resources of KBR, Inc., an engineering, construction and services company, from 2004 to 2008.

2012 COMPENSATION
Annual Base Salary
Base Salary Earned		$358,750
Annual Incentive Compensation
Executive Incentive Compensation Plan		$210,976
Long-Term Incentive Compensation(1)
Restricted Stock Units		$187,489
Stock Options		$187,483
Performance Shares		$374,931
Pension Plan(2)
Annual Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 33,320
Thrift Match		$ 6,088
Service-Based Thrift Contribution		$ 7,500
Tax Gross-Ups		$ 0
Perquisites		$ 20,000

2012 TOTAL COMPENSATION

EQUITY AWARDED IN 2012

March 5, 2012	Restricted Stock Units	12,984 units
March 5, 2012	Stock Options	26,976 shares
March 5, 2012	Performance Shares	16,266 shares

(1)   Each equity grant is disclosed at the grant date fair value of the award.

(2)   Mr. Carlson does not participate in our qualified defined benefit plan due to commencing his employment with the Company after the plan was closed to new participants in 2006.

LIANE K. HINRICHS

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

Age: 55

Tenure with McDermott: 14 years

Ms. Hinrichs has been our Senior Vice President, General Counsel and Corporate Secretary since October 2008. Previously, she served as our: Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm.

2012 COMPENSATION
Annual Base Salary
Base Salary Earned		$448,750
Annual Incentive Compensation
Executive Incentive Compensation Plan		$301,573
Long-Term Incentive Compensation(1)
Restricted Stock Units		$250,000
Stock Options		$249,992
Performance Shares		$499,955
Pension Plan
Annual Change in Present Value of Accumulated Pension Benefit		$103,766
Other Compensation
Deferred Compensation Plan Contribution		$ 37,662
Thrift Match		$ 6,833
Service-Based Thrift Contribution		$ 7,500
Tax Gross-Ups		$ 0
Perquisites		$ 20,000

2012 TOTAL COMPENSATION

EQUITY AWARDED IN 2012

March 5, 2012	Restricted Stock Units	17,313 units
March 5, 2012	Stock Options	35,970 shares
March 5, 2012	Performance Shares	21,690 shares

(1) Each equity grant is disclosed at the grant date fair value of the award.

JOHN T. MCCORMACK

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Age: 66

Tenure with McDermott: 10 years

Mr. McCormack, 65, has served as our Executive Vice President and Chief Operating Officer since June 2011. Previously, he served as our Senior Vice President, Operations, from July 2010 to June 2011; Senior Vice President, Operations of our subsidiary J. Ray McDermott, S.A. from January 2006 to July 2010; Vice President of J. Ray McDermott, S.A. from May 2004 to January 2006; and Vice President, Project Services of J. Ray McDermott, S.A. from January 2003 to May 2004.

2012 COMPENSATION
Annual Base Salary
Base Salary Earned		$535,000
Annual Incentive Compensation
Executive Incentive Compensation Plan		$308,208
Long-Term Incentive Compensation(1)
Restricted Stock Units		$374,978
Stock Options		$374,987
Performance Shares		$749,932
Pension Plan(2)
Annual Change in Present Value of Accumulated Pension Benefit		N/A
Other Compensation
Deferred Compensation Plan Contribution		$ 38,828
Thrift Match		$ 7,500
Service-Based Thrift Contribution		$ 7,500
Tax Gross-Ups		$ 0
Perquisites		$ 20,000

2012 TOTAL COMPENSATION

EQUITY AWARDED IN 2012

March 5, 2012	Restricted Stock Units	25,968 units
March 5, 2012	Stock Options	53,955 shares
March 5, 2012	Performance Shares	32,535 shares

(1)   Each equity grant is disclosed at the grant date fair value of the award.

(2)   Mr. McCormack does not participate in our qualified defined benefit plan because he had not met the applicable eligibility requirements at the time the plan was closed to new participants in 2006.

EXECUTIVE OFFICERS

Set forth below is the age (as of May 7, 2013), the principal positions held with McDermott or our subsidiaries, and other business experience information for each of our current executive officers other than our NEOs. For information on our NEOs, see “NEO Profiles” above. Unless we otherwise specify, all positions described below are positions with McDermott International, Inc.

Scott V. Cummins, 50, has served as Senior Vice President and General Manager, Asia Pacific, of McDermott International Management, Inc. (“MIMI”) since February 2012. Previously, he served as: our Senior Vice President and General Manager, Asia Pacific from November 2011 to February 2012; Vice President and General Manager, Asia Pacific, from July 2010 to November 2011; Vice President and General Manager, Asia Pacific, of our subsidiary J. Ray McDermott, S.A. (“JRM”) from April 2008 to July 2010; Vice President, Asia Pacific Business Development, Sales and Marketing, of JRM from September 2006 to April 2008; Business Development Director of JRM from September 2003 to August 2006; and Division Manager, Middle East Fabrication Operations of JRM from November 1999 to September 2003. Mr. Cummins joined McDermott in June 1986, and his earlier positions with the Company include positions in marine, fabrication and project operations roles.

Stewart A. Mitchell, 46, has served as Senior Vice President and General Manager, Middle East, of MIMI since February 2012. Previously, he served as: our Senior Vice President and General Manager, Middle East, from November 2011 to February 2012; Vice President and General Manager, Middle East, from July 2010 to November 2011; Vice President and General Manager of JRM from July 2007 to July 2010; General Manager of Middle East Projects of JRM from October 2005 to June 2007, Project Director and Manager of numerous projects for JRM from January 2002 to September 2005 and Construction Management and Field Operations of JRM from June 1992 to December 2001.

Steven W. Roll, 54, has served as Vice President and General Manager, Atlantic, of MIMI since February 2012. Previously, he served as: our Vice President and General Manager, Atlantic, from November 2011 to February 2012; Vice President, Global Commercial Development from June 2011 to November 2011; Vice President, Global Business Development from May 2011 to June 2011; Vice President, Business Development and Operational Strategy from July 2010 to May 2011; Vice President, Business Development and Operational Strategy of JRM from May 2010 to July 2010; Vice President of JRM from April 2008 to May 2010; and Vice President and General Manager of JRM from January 2002 to April 2008. Mr. Roll has held various other positions since he joined McDermott in 1980.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2012 compensation of our executive officers identified in the Summary Compensation Table, whom we refer to as our NEOs. The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements in other contexts.

Executive Summary

Compensation Philosophy.

McDermott’s compensation programs are designed to develop, attract, retain and motivate qualified employees to develop, expand and execute sound business opportunities for our company. The Compensation Committee is committed to targeting reasonable and competitive total direct compensation for our NEOs, with a significant portion of that compensation being performance-based. Our compensation programs provide competitive opportunities, but the earning of most of those opportunities is dependent upon achievement of performance goals and/or stock price performance. The Compensation Committee, with the assistance of its compensation consultant, has designed and administered compensation programs with the participation of our management in light of this philosophy. These programs generally seek to provide compensation that:

•	incentivizes and rewards short- and long-term performance, continuity of service and individual contributions; and

•	promotes retention of well-qualified executives, while aligning the interests of our executives with those of our stockholders.

2012 Compensation Program.

Reflecting the Compensation Committee’s philosophy, compensation arrangements in 2012 provided for:

•	NEO target total direct compensation within approximately 5% of the median compensation for officers in comparable positions in our market;
•	NEO performance-based compensation accounting for over 64% of target total direct compensation, on average, as compared to 60% in 2011 and 46% in 2010; and

•	Performance-based compensation accounting for 75% of NEO target long-term incentive, or LTI, compensation.

As in prior years, our Compensation Committee continued to believe that a significant portion of a NEO’s compensation should be performance-based, designed for the purpose of aligning the interests of our NEOs with those of stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Performance-based compensation for 2012 reflected a balance among the goals of driving operational performance and pursuing long-term stock appreciation. With these goals in mind, in 2012 we continued to utilize the approach of tying annual incentives to operating income and return on invested capital, and granting stock options and total shareholder return performance shares as components of LTI.

For the 2012 annual incentive compensation, the Compensation Committee revised target compensation such that 100% of the 2012 target award opportunity was attributable to financial performance goals. The target award for Mr. Johnson was then subject to adjustment by the Compensation Committee, in its sole discretion, based on objectives established for Mr. Johnson by the Compensation Committee, and the target award for the other participants, including the remaining NEOs, was subject to adjustment by Mr. Johnson based on each participant’s individual performance, with any such adjustment subject to the approval of the Compensation Committee.

In using the performance metrics described above for the 2012 compensation program, the Compensation Committee believes that our compensation practices help to create stockholder value without encouraging executives to take unnecessary and excessive risks to earn incentive compensation.

2012 Performance Highlights.

McDermott’s 2012 financial and operational performance highlights included:

•	Consolidated revenue of $3.6 billion, as compared to $3.4 billion for 2011;

•	Consolidated operating income of $319.3 million and operating margin of 8.8%, as compared to operating income of $250.7 million and operating margin of 7.4% for 2011;

•	Consolidated return on invested capital of 10.3%, as compared to 8% for 2011;

•	Basic earnings per share of $0.88, as compared to $0.59 for 2011;

•	Historic year-end backlog of $5.1 billion as of December 31, 2012, as compared to $3.9 billion as of December 31, 2011;

•	Award of the approximately $2 billion INPEX Ichthys project, representing the largest contract McDermott has been awarded to date; and

•	Continuation of the fleet renewal program with execution of contracts to construct the LV108 and DLV2000, which will be the newest additions to McDermott’s high performance vessel fleet.

Realizable Value of Performance-Based Awards.

Notwithstanding the financial improvements and operational milestones noted above, the realizable value of NEOs’ performance-based compensation opportunities as of December 31, 2012 differed significantly from the grant date fair value of such opportunities. As of December 31, 2012, (1) the share price of our common stock did not exceed the strike price of the stock options granted in 2012, and (2) the estimated payout as a percent of target for the performance shares granted in 2012 was 59%, although as noted below, the estimated payout and share price may change during the term of the performance shares and stock options.

The following table summarizes the 2011 and 2012 performance-based compensation opportunities for each of our NEOs as compared to the realizable value of such opportunities as of December 31, 2012:

2011 & 2012 Performance-Based Compensation Opportunity vs. Realizable Value as of December 31, 2012

	EICP(1)	Performance Shares(2)(3)	Stock Options(2)(3)	Total
S. M. Johnson
2012 Opportunity	$950,000	$2,499,980	$1,249,999	$4,699,979
2012 Realizable Value	$760,000	$705,170	$0	$1,465,170

2011 Opportunity	$942,603	$2,382,132	$944,089	$4,268,824
2011 Realizable Value	$0	$0	$0	$0
P. L. Elders
2012 Opportunity	$345,639	$674,973	$337,499	$1,358,111
2012 Realizable Value	$207,383	$190,382	$0	$397,765

2011 Opportunity	$336,911	$595,438	$236,000	$1,168,349
2011 Realizable Value	$0	$0	$0	$0
G. L. Carlson
2012 Opportunity	$251,162	$374,931	$187,483	$813,576
2012 Realizable Value	$210,976	$105,748	$0	$316,724

2011 Opportunity	$199,233	$238,175	$94,406	$531,814
2011 Realizable Value	$0	$0	$0	$0
L. K. Hinrichs
2012 Opportunity	$314,139	$499,955	$249,992	$1,064,086
2012 Realizable Value	$301,573	$141,023	$0	$442,596

2011 Opportunity	$261,381	$535,894	$212,421	$1,009,696
2011 Realizable Value	$0	$0	$0	$0
J. T. McCormack
2012 Opportunity	$428,066	$749,932	$374,987	$1,552,985
2012 Realizable Value	$308,208	$211,529	$0	$519,737

2011 Opportunity	$274,549	$634,020	$253,847	$1,162,416
2011 Realizable Value	$0	$0	$0	$0

(1)	Opportunity Values for EICP are disclosed at the NEOs’ target EICP award.

(2)	Opportunity Values for performance shares and stock options are disclosed at the grant date fair value of the respective awards.

(3)	The 2011 and 2012 realizable values shown above are measured as of December 31, 2012, with the exception of the 2011 realizable value of EICP awards, which is shown as the value of the EICP award paid in 2012 for 2011 performance. The value of performance share awards shown above is based on the estimated payout as a percent of target, or 59% of the performance shares granted in 2012 and 0% of the performance shares granted in 2011, multiplied by the closing price of our common stock as reported on the New York Stock Exchange as of December 31, 2012 ($11.02). The number of the performance shares granted in 2011 and 2012 that ultimately vest, if any, will be determined by reference to our total shareholder return over three-, four- and five-year periods. See “Long-Term Incentive Compensation — Analysis of 2012 Equity Grants.” The vesting of any of these performance shares would impact the future realizable value of these performance share awards. In addition, an increase in our stock price compared to our stock price at December 31, 2012 may impact the future realizable value of the stock option awards granted in 2011 and 2012.

Compensation and Governance Policies and Procedures.

Below we highlight certain of our executive compensation and governance policies and practices,

which we utilize to drive performance and serve our stockholders’ long-term interests:

Our Policies and Practices Include	Our Policies and Practices Exclude

Performance-Based Pay

•    We structure our compensation program to align the interests of officers, including our NEOs, with the interests of our stockholders, and therefore the majority of target total direct compensation is tied to performance. Performance-based compensation accounts for over 64% of target total direct compensation, on average for the NEOs, and for over 68% of target total direct compensation for our CEO.

Tally Sheets

•    We review tally sheets, reflecting historical compensation amounts, for our NEOs prior to making annual executive compensation decisions.

Double Trigger Change-in-Control Agreements

•    Our change-in-control agreements contain a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control.

Meaningful Stock Ownership Guidelines

•    All of our NEOs and directors are subject to stock ownership guidelines that require the retention of a dollar value of McDermott stock based on a multiple of their respective base salaries or annual retainers.

Modest Perquisite Allowance

•    We provide a modest perquisite allowance to certain officers, including the NEOs, in order to cover company-required physicals, financial planning and non-company-required spousal travel.

Annual Review of Share Utilization

•    We evaluate share utilization levels annually by reviewing overhang levels (the dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

We do not provide employment agreements for our NEOs

•    Except for change-in-control agreements, we do not currently have any employment or severance agreements with any of our NEOs.

We do not backdate or reprice any equity awards.

We do not provide tax gross-ups for perquisite allowances.

We do not provide excise tax gross-ups under our change in control agreements.

We do not permit derivatives trading or hedging.

•    We prohibit all directors, officers and employees from engaging in “short sales” or trading in puts, calls or other options on McDermott’s common stock, and from engaging in hedging transactions and from holding McDermott shares in a margin account or pledging McDermott shares as collateral for loans.

Our Policies and Practices Include	Our Policies and Practices Exclude

Risk Assessment

•    Our compensation consultant assists the Compensation Committee in conducting an annual risk assessment of our compensation programs.

Clawback Policy

•    We have adopted a clawback policy under which we would seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

Impact of 2012 Say-on-Pay Vote on Executive Compensation

In approving the 2013 compensation of the NEOs, the Compensation Committee reviewed the vote on the say-on-pay proposal at the 2012 annual general meeting of stockholders. Approximately 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not adopt any specific changes based on the vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. The Compensation Committee expects to continue to hold the advisory vote to approve NEO compensation every year.

Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee.    The Compensation Committee has primary responsibility for determining and approving, on an annual basis, the compensation of our CEO and other executive officers. The Compensation Committee receives information and advice from its compensation consultant as well as from our human resources department and management to assist in compensation determinations.

Compensation Consultant.    Pay Governance LLC, or “Pay Governance,” has been engaged by our Compensation Committee to serve as its consultant on executive and director compensation matters since November 2010. Pay Governance provides advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation, and, when requested by the Compensation Committee, attends meetings of the Compensation Committee and participates in executive sessions without members of management present. Pay Governance reports directly to the Compensation Committee, and the Compensation Committee reviews, on an annual basis, Pay Governance’s performance and provides Pay Governance with direct feedback on its performance. Pay Governance also attends meetings of the Governance Committee with respect to nonemployee director compensation.

During 2012, Pay Governance did not perform any services for McDermott other than as described above. In January 2013, our Compensation Committee assessed whether the work performed by Pay Governance during 2012 raised any conflict of interest, and determined that Pay Governance’s work performed for the Compensation Committee raised no conflict of interest.

Role of CEO and Management.    While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management, at the request of the Compensation Committee, recommends financial goals and works with Pay Governance to analyze competitive market data and to recommend compensation levels for our executive officers other than the CEO. Our Chief Executive Officer, Mr. Johnson, likewise assists the Compensation Committee by providing his evaluation of the performance of our other executive officers and recommending compensation for those officers, including via adjustments to their annual incentive compensation for 2012 based on individual performance.

Overview of Compensation Elements

The following table summarizes the principal elements of our compensation program for our NEOs, which we collectively refer to as “total direct compensation.”

Compensation Element	Objective	Key Features
Annual Base Salary	To provide a fixed level of compensation that helps attract and retain executives

•   Salary level recognizes an executive officer’s experience, skill and performance, with the goal of being market competitive based on the officer’s role and responsibilities within the organization.

•   Adjustments may be made based on individual performance, inflation, pay relative to market and internal equity considerations.

•   This element is paid in cash.

Annual Incentive	To motivate and reward the achievement of short-term company performance

•   The Compensation Committee establishes an annual incentive bonus opportunity for each NEO at the beginning of the year.

•   The annual incentive aligns the NEOs’ interests with McDermott’s short-term corporate strategies and correlates pay with the achievement of short-term company goals.

•   To qualify for a payout, McDermott must achieve a predetermined performance threshold based on financial performance.

•   This element is paid in cash.

Long-Term Incentive	To motivate and reward the achievement of long-term company performance (typically three or more years), align executives’ interests with those of our stockholders and retain executives

•   Long-term awards for our NEOs in 2012 consisted of 50% performance shares, 25% stock options and 25% restricted stock units.

Performance Shares

•   Structured to be paid out in shares of McDermott common stock at the end of three-, four- and five-year performance periods to the extent applicable performance goals are met.

•   Performance goals are based on total shareholder return over the applicable performance period relative to McDermott’s peer group. Performance shares pay out at target if these goals are met, below target or not at all if the goals are not met, and above target if the goals are exceeded, up to 200% of the target award.

•   Intended to align the NEOs’ interests with those of our stockholders with a focus on long-term results.

Stock Options

•   Structured to vest in one-third increments on the first, second and third anniversaries of the grant date.

•   Intended to strengthen the relationship between the long-term value of our stock price and the potential financial gain for our NEOs, as the value of the stock options is realized on exercise only if our stock price increases from the date of grant.

Restricted Stock Units

•   Structured to be paid out in shares of McDermott common stock in one-third increments on the first, second and third anniversaries of the grant date.

•   Intended to encourage retention of the NEOs as the restricted stock units vest based on continued employment with McDermott.

Defining Market Range Compensation — Benchmarking

To identify median compensation for each element of total direct compensation, the Compensation Committee relies on “benchmarking.” This involves reviewing the compensation of our NEOs relative to the compensation paid to similarly situated executives at companies we consider our peers. As a result, the annual base salary, target annual incentive compensation and target LTI compensation as a whole for each of the NEOs is benchmarked. However, the specific performance metrics and performance levels used within elements of annual and long-term compensation are designed for the principal purpose of supporting our strategic and financial goals and/or driving the creation of stockholder value, and, as a result, are not generally benchmarked.

At the direction of the Compensation Committee, Pay Governance compiled market data from two groups, the Proxy Peer Group and the Survey Group, as discussed below. The Compensation Committee has been using these peer groups since 2011, with only minor modifications to reflect acquisitions of peer group companies since 2011.

Proxy Peer Group.    Pay Governance utilized market data based on a set of 17 comparator companies (the “Proxy Peer Group”) identified through a screen of companies whose business focus and/or operations are similar to McDermott and are considered by the Compensation Committee to be representative of competitors for managerial talent. The component companies of the Proxy Peer Group are included on page 40 of this CD&A. The Compensation Committee believes that identification of peers using a broad industry sector code is inadequate and does not establish similarity of operations and business models, nor identify historical competitors for managerial talent – factors the Compensation Committee considers in the selection of the Proxy Peer Group. It is the Compensation Committee’s practice to periodically review and consider the individual companies included in the Proxy Peer Group.

The Proxy Peer Group was used as the primary reference point for the NEOs, with the exception of Mr. Carlson, due to the lack of comparable information within the Proxy Peer Group for his position. Market data from the Proxy Peer Group represented 2010 compensation, as reported in the proxy statements of the companies in the Proxy Peer Group, and is not size-adjusted, although the

Compensation Committee is aware of these differences when making individual pay decisions.

Survey Peer Group.    Pay Governance also utilized market data based on a set of 99 companies in similar industries which participate in Towers Watson surveys (the “Survey Peer Group”). The Survey Peer Group is intended to provide a reference point for pay levels within similar industries. Aside from screening companies on the basis of their industry classifications, no further refinements or judgments were applied in the identification of companies within the sample. The component companies of the Survey Peer Group are included on page 40 of this CD&A. The Survey Peer Group was used as a secondary reference for the NEOs, with the exception of Mr. Carlson, for whom Proxy Peer Group data was unavailable, making the Survey Peer Group data the primary reference. Market data from the Survey Peer Group represents 2010 compensation as reported to the survey and, when possible, was size adjusted. Corporate and business unit positions, including that of Mr. Carlson, were evaluated based on expected 2012 revenues of $3.8 billion.

In this CD&A, references to “market” or “our market” are references to the compensation of executives at companies within the Proxy Peer Group for each NEO, with the exception of Mr. Carlson, and the Survey Peer Group for Mr. Carlson.

Target Total Direct Compensation

The Compensation Committee seeks to provide reasonable and competitive compensation. As a result, it targets the elements of total direct compensation for our NEOs generally within approximately 15% of the median compensation of our market for comparable positions. Throughout this CD&A, we refer to compensation that is within approximately 15% of market median as “market range” compensation.

The Compensation Committee may set elements of total direct compensation above or below the market range to account for a NEO’s performance and experience, internal equity and other factors or situations that are not typically captured by looking at standard market data and practices and that the Compensation Committee deems relevant to the appropriateness and/or competitiveness of a NEO’s compensation.

When making decisions regarding individual compensation elements, the Compensation Commit-

tee also considers the effect on the NEO’s target total direct compensation and target total cash-based compensation (annual base salary and annual incentives), as applicable. Our Compensation Committee’s goal is to establish target compensation for each element that, when combined, create a target total direct compensation award for each NEO that is reasonable and competitive and supports the Company’s compensation philosophy and objectives.

2012 Overview.    The 2012 target total direct compensation for each of our NEOs was within the market range of target total direct compensation.

The chart below shows the 2012 target total direct compensation by element for each NEO. Because the amount of compensation actually paid through the compensation elements that are performance-based is not fixed at the outset, NEOs may earn compensation above or below the market range for similarly situated executives in our market.

2012 Target Total Direct Compensation Summary

NEO	Annual Base Salary	Annual Incentive(1) (% of Salary)	Long-Term Incentive(2)	Target Total Direct Compensation as Percent of Market(3)	Percent Performance- Based(4)
S. M. Johnson	$950,000	100%	$5,000,000	101%	68%
P. L. Elders	$500,000	70%	$1,350,000	95%	62%
G. L. Carlson	$375,000	70%	$750,000	102%	59%
L. K. Hinrichs	$455,000	70%	$1,000,000	101%	60%
J. T. McCormack	$560,000	80%	$1,500,000	102%	62%
Average Mix of Compensation Elements	19%	16%	65%	N/A	64%

(1)	When making decisions as to the elements of a NEO’s total direct compensation, the Compensation Committee considers the dollar value of annual incentive compensation but typically awards this element as a percentage of annual base salary.

(2)	The values provided in this column are the target values of LTI approved by the Compensation Committee. For more information on the grant date fair values of LTI, see the “Grants of Plan-Based Awards” table under “Compensation of Executive Officers” below.

(3)	Market = Median total direct compensation, based on the benchmark applicable to the executive. 100% represents median compensation.

(4)	Performance-based compensation consists of a NEO’s target value annual incentive compensation and 75% of the target value of LTI, representing that portion of LTI compensation attributable to performance shares and stock options.

While the Compensation Committee does not set a specific target allocation among the elements of total direct compensation, it believes that a significant portion of a NEO’s total direct compensation should be performance-based. As shown above, on average, performance-based compensation accounted for approximately 64% of a NEO’s 2012 target total direct compensation and 75% of his or her LTI compensation, representing that portion of LTI compensation attributable to performance shares and stock options.

Annual Base Salary

The 2012 base salaries for our NEOs, which reflect increases that became effective as of June 1, 2012, were as follows:

NEO	2012 Annual Base Salary	Percent Increase	Percent of Market(1)
S. M. Johnson	$950,000	0.00%	102%
P. L. Elders	$500,000	3.09%	100%
G. L. Carlson	$375,000	11.61%	91%
L. K. Hinrichs	$455,000	3.41%	107%
J. T. McCormack	$560,000	12.00%	100%

(1)	Market = Median annual base salary, based on the benchmark applicable to the executive. 100% represents median compensation.

The Compensation Committee typically approves base salary increases at its regularly scheduled February meeting, with such increases effective April 1. In consideration of the Company’s performance during the fourth quarter of 2011, however, the Compensation Committee deferred base salary increases until later in 2012 for each of the NEOs, as well as Corporate and Atlantic operating segment employees earning over a certain annual base salary threshold. Following the Company’s improved performance during the first quarter of 2012, the Compensation Committee reevaluated base salary increases and approved such increases effective June 1, 2012 for each of the NEOs, with the exception of Mr. Johnson. At Mr. Johnson’s request, the Compensation Committee did not provide any base salary increase to Mr. Johnson for 2012.

When considering base salaries, the Compensation Committee sought to set salaries within the market range. Accordingly, the Compensation Committee set annual base salaries within market range for each NEO, with year-over-year increases ranging from 0-5%, with the exception of Messrs. Carlson and McCormack. Mr. Carlson received an 11.61% base salary increase in light of his increased job duties following his promotion to Senior Vice President and Chief Administration Officer in February 2012. Mr. McCormack received a 12% base salary increase to further align his annual base salary with market range following his promotion to Executive Vice President and Chief Operating Officer in June 2011.

Annual Incentive Compensation

2012 Overview and Target Compensation.    The Compensation Committee administers our annual incentive compensation program under our Executive Incentive Compensation Plan (the “EICP”).

The EICP is a cash incentive plan designed to motivate and reward our NEOs and other key employees for their contributions to business goals and other factors that we believe drive our earnings and promote creation of stockholder value.

The target 2012 EICP compensation for our NEOs was as follows:

NEO	Target EICP (% of annual base salary)	Percent of Market(1)
S. M. Johnson	100%	91%
P. L. Elders	70%	75%
G. L. Carlson	70%	90%
L. K. Hinrichs	70%	85%
J. T. McCormack	80%	78%

(1)	Market = Median target annual incentive compensation, based on the benchmark applicable to the executive. 100% represents median compensation.

The 2012 target EICP, as a percentage of base salary earned, for Messrs. Johnson and Elders remained unchanged from their respective 2011 targets. Mr. Carlson’s and Ms. Hinrichs’ respective targets were each increased to 70% of annual base salary earned for 2012, and Mr. McCormack’s target was increased to 80% of base salary earned for 2012, in order to bring their target EICP awards closer to or within market range. Messrs. Elders’ and McCormack’s target EICP awards for 2012 were each below market range; however, combined with the other components of compensation for 2012, their target total direct compensation was within market range.

2012 EICP Performance Goals.    Traditionally, EICP compensation has consisted of a financial performance component representing 70% of EICP compensation and an individual performance component representing 30% of EICP compensation. To further drive performance of McDermott’s operations, in 2012 the Compensation Committee revised EICP compensation such that 100% of the 2012 target award opportunity was attributable to financial performance goals. The target award for Mr. Johnson was then subject to adjustment by the Compensation Committee, in its sole discretion, based on objectives established for Mr. Johnson by the Compensation Committee, and the target award for the other participants in the EICP, including the remaining NEOs, was subject to adjustment by Mr. Johnson based on each participant’s individual performance, with any such adjustment subject to the approval of the Compensation Committee. The financial performance goals were attributable 70% to the Company’s consolidated operating income and 30% to return on invested capital, or ROIC, for determining the minimum (25%), target (100%) and maximum (200%) payment a participant would be eligible to earn under the EICP in 2012. To further maintain the emphasis on financial performance, earning any EICP payment required the attainment of the threshold level of operating income financial performance, and the maximum EICP compensation a NEO could earn in 2012 was a multiple of 2x his or her target award. Similarly, as in the recent past, the Compensation Committee had the discretion to decrease an EICP payment.

2012 Financial Performance Goals.    Consistent with 2011, the financial goals for the EICP consisted of operating income and ROIC. Operating income comprised 70%, and ROIC comprised 30%, of the financial performance goal for each NEO’s target EICP award for 2012. The Compensation Committee considers operating income an appropriate financial measure to use for compensation purposes because it is the primary driver of net income, which the Compensation Committee expects to drive our stock price. The Compensation Committee also considers ROIC an appropriate financial measure to use for compensation purposes because it is an indicator of McDermott’s capital efficiency and productivity, and also incentivizes the management of assets and aligns management’s interests with those of our stockholders by measuring stockholder value creation and/or erosion when compared to the cost of capital.

The Compensation Committee established three primary levels of operating income and ROIC goals, which together would determine the threshold, target and maximum amounts that would be paid under the EICP. In establishing the target level, the Compensation Committee considered management’s internal projections of operating income and ROIC, discussed those estimates with Mr. Johnson, and then set the target level and threshold and maximum levels as a percentage of the target level. The Compensation Committee designs incentive compensation to drive target level performance and does not believe that compensation should be earned for performance substantially below that level. As a result, no EICP compensation would be earned unless the threshold level of operating income financial performance was attained, irrespective of the level of ROIC attained. The Compensation Committee believes that NEOs should be rewarded for superior financial performance. It therefore establishes a maximum level performance goal to incentivize higher performance but caps the payout at a maximum payout level. For other levels of operating income and ROIC between threshold and maximum, the percentage paid would be determined by linear interpolation using the two neighboring pre-established performance levels and payout as a multiple of target award.

A NEO would have been eligible to earn the following amounts under the 2012 EICP based on attaining the following levels of operating income and ROIC:

2012 EICP Payout Matrix

	Performance Goal	Consolidated Operating Income (in millions)	Payout(1) (as a multiple of target EICP award)	Performance Goal	Consolidated ROIC	Payout(2) (as a multiple of target EICP award)
	>120%	>$390	2.00	>120%	>13.2%	2.00
Maximum	120%	$390	2.00	120%	13.2%	2.00
	110%	$358	1.50	110%	12.1%	1.50
Target	100%	$325	1.00	100%	11.0%	1.00
	90%	$293	0.75	97%	10.7%	0.75
	80%	$260	0.50	93%	10.2%	0.50
Threshold	70%	$228	0.25	90%	10.0%	0.25
	< 70%	<$228	0.00	<90%	<10.0%	0.00

(1)	The payout for consolidated operating income is a multiple of target EICP award with respect to the 70% portion of financial performance goals attributable to operating income.

(2)	The payout for consolidated ROIC is a multiple of target EICP award with respect to the 30% portion of financial performance goals attributable to ROIC.

2012 Individual Performance Goals.    While EICP target award opportunities for 2012 are 100% attributable to financial performance goals, the Compensation Committee recognizes the importance of individual performance, which serves as an important metric to help promote the achievement of strategic goals that may not be measured in an annual financial metric. Accordingly, Mr. Johnson’s EICP award was subject to adjustment by the Compensation Committee, in its sole discretion, based on Mr. Johnson’s individual performance, including but not limited to the individual performance objectives established for Mr. Johnson by the Compensation Committee. The EICP awards of the other NEOs were subject to adjustment by Mr. Johnson based on each NEO’s individual performance, with any such adjustment subject to the approval of the Compensation Committee. Individual goals established for each NEO were tailored to the individual’s position and focused on supporting strategic initiatives and achieving common goals. Each NEO, with the exception of Mr. Johnson, proposed his or her respective individual goals, which were approved by Mr. Johnson, in addition to a goal for all NEOs to effectively manage general and administrative costs. The individual goals considered in connection with our NEOs’ 2012 EICP compensation are set forth in the table below.

Stephen M. Johnson:

•    Lead McDermott using a philosophy that is well understood, widely supported, consistently applied and effectively implemented;

•    Continue to implement the strategy for McDermott to conserve cash and leverage capital expenditures in a conservative manner;

•    Establish appropriate annual and long-term financial objectives; ensure that appropriate systems are maintained to protect assets and maintain effective control of operations;

•    Develop, attract, retain, motivate and supervise an effective top management team capable of achieving objectives; provide for executive management succession planning;

•    Serve as the chief spokesperson for McDermott, communicating effectively with stockholders and other stakeholders;

•    Work closely with the Board of Directors to keep the Board fully informed on all important aspects of our company; make timely recommendations for Board action and respond to suggestions and directives from the Board and its committees;

•    Achieve specific safety goals and objectives and promote safe work practices as the highest operational priority; and

•    Assure that all operations and business dealings are conducted with the utmost compliance with applicable laws and regulations and the highest level of ethical behavior is exhibited by our company.

Perry L. Elders:

•    Support project execution excellence to drive improved financial returns;

•    Enhance capital discipline;

•    Work closely with the operating units on ventures; and

•    Develop talent of finance team through new/expanded duties by movement of people among functions and locations.

Gary L. Carlson:

•    Lead, develop, attract, retain and motivate an effective Human Resources leadership team;

•    Recruit and hire a Vice President, Human Resources;

•    Facilitate talent development and succession planning activities throughout the organization;

•    Develop and deploy a global requisition management solution;

•    Lead, develop, attract, retain and motivate an effective Information Technology leadership team;

•    Recruit and hire a Vice President and Chief Technology Officer; and

•    Oversee the 2012 information technology initiatives on time and within budget.

Liane K. Hinrichs:

•    Lead the integration of the Records and Information Management function into the Legal Department;

•    Lead the review of risk mitigation analysis pertaining to certain specific risks;

•    Lead and facilitate the integrated working group teams for specific country restructurings; and

•    Enhance terms and conditions for certain potential contractual matters.

John T. McCormack:

•    Achieve specific safety goals and objectives;

•    Implement management reserve policy;

•    Implement project management best practices on capital expenditure projects;

•    Optimize vessel utilization;

•    Ensure focus and adequate resources applied to “Delivering Certainty” initiative;

•    Ensure acceptable goals achieved in Atlantic region turnaround; and

•    Identify and pursue subsea firms for acquisition and partnering.

2012 Annual Incentive Compensation Payments.    The 2012 target and final EICP compensation amounts for each NEO are shown in the table below.

2012 EICP Payment Summary

NEO	2012 EICP Target % of Salary	Final 2012 Annual Incentive Payment
S. M. Johnson	100%	$760,000
P. L. Elders	70%	$207,383
G. L. Carlson	70%	$210,976
L. K. Hinrichs	70%	$301,573
J. T. McCormack	80%	$308,208

Analysis of 2012 EICP Payments.    In February 2013, the Compensation Committee considered (1) McDermott’s 2012 consolidated operating income and ROIC; (2) Mr. Johnson’s self-assessment of his individual performance relative to his individual goals; (3) the nonemployee directors’ assessment of the individual performance of Mr. Johnson; and (4) Mr. Johnson’s recommendation of adjustments to each other NEO’s 2012 EICP compensation based on his assessment of each other NEO’s individual performance.

In order to determine whether the financial goals were attained, the Compensation Committee utilized McDermott’s consolidated operating income, which was $319.3 million, and consolidated ROIC of 10.3%. The consolidated ROIC percentage was derived from the following formula:

Net Income
(Total Assets — Current Liabilities)

; provided, however, that (1) Net Income included continuing operations only, (2) Net Income was determined before the deduction for net income attributable to non-controlling interests (minority interest expense), (3) Total Assets and Current Liabilities included continuing operations only, and (4) (Total Assets — Current Liabilities) was calculated quarterly, and the average of the four quarterly periods were used in the equation above for determining ROIC.

Based on the combined operating income and ROIC performance, participants in the EICP were eligible to earn approximately 0.8x of their target EICP compensation, subject to adjustments for individual performance as discussed above. The consolidated operating income of $319.3 million resulted in a notional payout level of approximately 0.669x with respect to the 70% portion of the financial performance goals attributable to operating income, and the consolidated ROIC of 10.3% resulted in a notional payout of 0.136x with respect to the 30% portion of financial performance goals attributable to consolidated ROIC, resulting in a target EICP payout of 0.8x.

Mr. Johnson.    As a result of McDermott’s 2012 financial performance, Mr. Johnson was eligible to earn $760,000 of his 2012 target EICP award. Based on the Governance Committee’s assessment of Mr. Johnson’s individual performance against stated goals, the Compensation Committee affirmed and approved Mr. Johnson’s 2012 EICP award, resulting in a final EICP award of $760,000.

Mr. Elders.    As a result of McDermott’s 2012 financial performance, Mr. Elders was eligible to earn $276,511 of his 2012 target EICP award. Based on Mr. Johnson’s assessment of Mr. Elder’s individual performance against stated goals, Mr. Johnson recommended an adjustment to Mr. Elder’s 2012 EICP award, which the Compensation Committee approved, resulting in a final EICP award of $207,383.

Mr. Carlson.    As a result of McDermott’s 2012 financial performance, Mr. Carlson was eligible to earn $200,930 of his 2012 target EICP award. Based on Mr. Johnson’s assessment of Mr. Carlson’s individual performance against stated goals, Mr. Johnson recommended an adjustment to Mr. Carlson’s 2012 EICP award, which the Compen-

sation Committee approved, resulting in a final EICP award of $210,976.

Ms. Hinrichs.    As a result of McDermott’s 2012 financial performance, Ms. Hinrichs was eligible to earn $251,311 of her 2012 target EICP award. Based on Mr. Johnson’s assessment of Ms. Hinrichs’ individual performance against stated goals, Mr. Johnson recommended an adjustment to Ms. Hinrichs’ 2012 EICP award, which the Compensation Committee approved, resulting in a final EICP award of $301,573.

Mr. McCormack.    As a result of McDermott’s 2012 financial performance, Mr. McCormack was eligible to earn $342,453 of his 2012 target EICP award. Based on Mr. Johnson’s assessment of Mr. McCormack’s individual performance against stated goals, Mr. Johnson recommended an adjustment to Mr. McCormack’s 2012 EICP award, which the Compensation Committee approved, resulting in a final EICP award of $308,208.

Long-Term Incentive Compensation

The Compensation Committee believes that the interests of our stockholders are best served when a significant percentage of executive compensation is comprised of equity and other LTI that appreciate in value contingent upon increases in the value of our common stock and other performance measures that reflect improvements in McDermott’s business fundamentals. Therefore, LTI compensation represents the single largest element of our NEOs’ total direct compensation.

Analysis of 2012 Equity Grants.

Mix of 2012 Equity.    Consistent with 2011, in 2012, the Compensation Committee allocated LTI compensation to officers, including the NEOs, as follows:

•	50% performance shares;
•	25% non-qualified stock options; and
•	25% restricted stock units.

To further emphasize its commitment to performance-based compensation, the Compensation Committee continued using performance shares in 2012. The Compensation Committee believes the granting of total shareholder return (“TSR”) performance shares is an appropriate element of incentive compensation, in that TSR performance shares align the NEOs’ interests with those of our stockholders, with a focus on long-term results. The amount of performance shares that vest, if any, is scheduled to initially be determined at the end of a three-calendar year period (including 2012) based on McDermott’s TSR relative to the Proxy Peer Group during the same period, with subsequent measurements of TSR relative to the Proxy Peer Group at the end of four- and five- calendar year periods (including 2012). The total percentage of performance shares which will vest, if any, may range in amount between 0% and 200% of the number of shares granted, depending on McDermott’s TSR relative to the Proxy Peer Group over the applicable measurement periods. As of December 31, 2012, the estimated payout as a percentage of target for the performance shares granted in 2012 was 59%.

As it has in recent years, in 2012 the Compensation Committee continued to use stock options, which reward and drive performance based on absolute stock price improvement. The stock options generally vest in one-third increments on the first, second and third anniversaries of the grant date and have an option term of seven years. As of December 31, 2012, the price of the Company’s shares did not exceed the strike price of the stock options granted in 2012.

As it has in recent years, in 2012 the Compensation Committee awarded restricted stock units to the NEOs. Restricted stock units are intended to promote the retention of employees, including the NEOs, and generally vest in one-third increments on the first, second and third anniversaries of the grant date.

For more information regarding the 2012 performance shares, stock options and restricted stock units, see the “Grants of Plan-Based Awards” table under “Compensation of Executive Officers” below.

Value of 2012 LTI Compensation.    The 2012 target LTI compensation for our NEOs was as follows:

NEO	Target LTI Value	Percent of Market(1)
S. M. Johnson	$5,000,000	104%
P. L. Elders	$1,350,000	101%
G. L. Carlson	$750,000	113%
L. K. Hinrichs	$1,000,000	105%
J. T. McCormack	$1,500,000	114%

(1)	Market = Median target LTI based on the benchmark applicable to the executive. 100% represents median compensation.

When considering the target values of LTI to be provided to the NEOs, the Compensation Committee sought to set target values within the market range. Accordingly, each NEO’s target LTI value was within market range.

As of December 31, 2012, (1) the estimated payout as a percent of target for the performance shares granted in 2012 was 59%, and (2) the share price of our common stock did not exceed the strike price of the stock options granted in 2012. However, the amount of performance shares granted in 2012 that ultimately vest, if any, will be determined by reference to our total shareholder return over three-, four- and five-year periods. The vesting of these performance shares would impact the future realizable value of these performance shares. In addition, an increase in our stock price compared to our stock price at December 31, 2012 may impact the future realizable value of the stock options granted in 2012.

Sizing LTI Compensation.    The Compensation Committee generally determines the size of equity-based grants as a dollar value, rather than granting a targeted number of shares. The number of restricted stock units and performance shares and shares underlying stock options granted can be expressed through the following formula:

target value of target LTI($)/FMV($).

The fair market value of one restricted stock unit was computed based on the full fair market value of McDermott’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. The fair market value of one performance share was determined by Pay Governance using a Monte Carlo valuation model. The fair market value of an option to acquire one share of our common stock was determined by Pay Governance using a Black-Scholes model. Both of these valuation models consider the full fair market value of our common stock on the date of grant in conjunction with other valuation inputs. Full fair market value may differ from grant date fair value dependent on the analysis performed under Accounting Standards Codification Topic 718.

Timing of Equity Grants.    To avoid timing equity grants ahead of the release of material nonpublic information, the Compensation Committee generally grants equity awards effective as of the first day of the next open trading window following the meeting at which the grants are approved, which is generally the third NYSE trading day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the SEC. This practice was followed for all long-term incentive compensation grants to NEOs in 2012.

Perquisites

In 2012, our Compensation Committee adopted a perquisite allowance for certain officers, including our NEOs, in the amount of $20,000, consistent with 2011. The perquisite allowance was provided in order to cover company-required physicals, financial planning and non-company-required spousal travel.

Additionally, and consistent with our past practice, we may reimburse NEOs for the travel expenses of a guest accompanying a NEO, including the provision of a gross-up for any imputed income, but only when the presence of that guest is related to the underlying business purpose of the trip. We also provide our NEOs with a tax gross-up on any relocation-related expense reimbursements that may be subject to tax.

Retirement Plans

Thrift Plan.    We provide retirement benefits for most of our U.S. employees, including our NEOs, through sponsorship of the McDermott Thrift Plan, a qualified defined contribution 401(k) plan, which we refer to as our “Thrift Plan.”

Retirement and Excess Plans.    We do not provide qualified defined benefit pension plans to any of our NEOs, with the exception of Ms. Hinrichs, who was eligible for participation under the McDermott (U.S.) Retirement Plan (the “Retirement Plan”) before it was closed to new participants in 2006. Benefit accruals under the Retirement Plan were frozen altogether in 2010.

Ms. Hinrichs is also a participant in our unfunded, nonqualified excess retirement plan (the “Excess Plan”), which covers a small group of highly compensated employees whose ultimate benefits under the Retirement Plan are reduced by Internal Revenue Code limits on the amount of benefits which may be provided under qualified plans and the amount of compensation which may be taken into account in computing benefits under qualified plans. Benefits under the Excess Plan are paid from our general assets. As is the case with the Retirement Plan, benefits under the Excess Plan have been frozen since 2010, and no further benefits are accruing to Ms. Hinrichs under the Excess Plan.

See the “Pension Benefits” table under “Compensation of Executive Officers” below for more information regarding the Retirement Plan and the Excess Plan.

Deferred Compensation Plan.    The Deferred Compensation Plan, or the DCP, is a defined contribution supplemental executive retirement plan established by our Board and the Compensation Committee to help maintain the competitiveness of our post-employment compensation as compared to our market. The DCP is an unfunded, nonqualified plan that provides each participant in the plan with benefits based on the participant’s notional account balance at the time of retirement or termination. Under the DCP, on an annual basis the Compensation Committee has the discretion to credit a specified participant’s notional account with an amount equal to a percentage of the participant’s prior-year base salary and annual bonus paid in the prior year. We refer to such credit as a “Company Contribution.” In 2012, each of the NEOs were participants in the DCP and their respective accounts in the DCP received a Company Contribution in an amount equal to 5% of their respective prior-year base salaries paid in the prior year.

The Compensation Committee has designated deemed mutual fund investments to serve as indices for the purpose of determining notional investment gains and losses to each participant’s account for any Company Contribution or participant elected deferrals. Each participant allocates any Company Contributions and deferrals among the various deemed investments. DCP benefits are based on the participant’s vested notional account balance at the time of retirement or termination. Please see the “Nonqualified Deferred Compensation” table and accompanying narrative below for more information about the DCP and Company Contributions to our NEOs’ DCP accounts.

Employment and Severance Arrangements

Employment and Severance Agreements.    Except for change-in-control agreements described below, we do not currently have any employment or severance agreements with any of our NEOs.

Change-in-Control Agreements.    In our experience, change-in-control agreements for certain executive officers are common within our industry, and our Board and Compensation Committee believe that providing these agreements to our NEOs protects stockholders’ interests by helping to assure management continuity and focus through and beyond a change in control. Accordingly, the Compensation Committee has offered change-in-control agreements to key senior executives since 2005. Our change-in-control agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control. The change-in-control agreements generally provide a cash severance payment of two (2.99 for Mr. Johnson) times the sum of the NEO’s annual base salary and target EICP and a pro-rated bonus payment under the EICP. In addition, upon a change in control, each such officer would become fully vested in any outstanding and unvested equity-based awards and his or her respective account balance in the DCP.

The change-in-control agreements: (1) do not provide for excise tax gross-ups; (2) require the applicable officer’s execution of a release prior to payment of certain benefits; and (3) provide for the potential reduction in payments to an applicable officer in order to avoid excise taxes. See the “Potential Payments Upon Termination or Change in Control” table under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the change-in-control agreements with our NEOs, as well as other plans and arrangements that have different trigger mechanisms that relate to a change in control.

Other Compensation Policies

Stock Ownership Guidelines.    To assist with the alignment of the interests of directors, executive officers and stockholders, we believe our directors and officers should have a significant financial stake in McDermott. To further that goal, we have adopted stock ownership guidelines requiring generally that our nonemployee directors and our officers at the level of vice president or above maintain a minimum ownership interest in McDermott. The stock ownership requirements are as follows:

Level	Base Salary or Annual Retainer Multiple
CEO	5x
Executive Officers directly reporting to CEO	3x
Other Elected Vice Presidents	2x
Nonemployee Directors	5x

Directors and officers have five years from the effective date of the stock ownership guidelines (as amended in August 2010), their initial election as a director/officer, or a change in position which increases the expected ownership level, whichever is later, to comply with the guidelines. All NEOs currently meet or exceed their ownership requirement, or are within the five-year period to achieve compliance.

Derivatives Trading and Hedging.    McDermott’s Insider Trading Policy prohibits all directors, officers and employees, including our NEOs, from engaging in “short sales” or trading in puts, calls or other options on McDermott’s common stock. Additionally, directors, officers and employees are prohibited from engaging in hedging transactions and from holding McDermott shares in a margin account or pledging McDermott shares as collateral for a loan.

Clawback Policy.    Our Compensation Committee has adopted a clawback policy under which McDermott would seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

Forfeiture Provisions.    Additionally, consistent with our recent practice, our grant agreements for awards made in 2012 contain a forfeiture provision. In 2012, this provision provided that in the event that, while the grantee is employed by McDermott or performing services on behalf of McDermott under any consulting agreement, the grantee is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or the grantee engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of the Company, then all rights and benefits awarded under the respective agreements are immediately forfeited, terminated and withdrawn.

2012 PEER GROUPS

Proxy Peer Group:

Baker Hughes Incorporated	FMC Technologies, Inc.	Noble Corporation
Cal Dive International, Inc.	Halliburton Company	Oceaneering International, Inc.
Cameron International Corporation	Helix Energy Solutions Group, Inc.	Oil States International, Inc.
Chicago Bridge & Iron Company	Jacobs Engineering Group, Inc.	Shaw Group, Inc.
Dresser-Rand Group, Inc.	KBR, Inc.	Tidewater Inc.
Foster Wheeler AG	National Oilwell Varco, Inc.

Survey Peer Group:
Ameron International Corporation	The Goodyear Tire & Rubber Company	Parker Hannifin Corporation
Anadarko Petroleum Corporation	Graco Inc.	Parsons Corporation
A.O. Smith Corporation	Greif, Inc.	Pittsburgh Corning Corporation
Ball Corporation	HD Supply, Inc.	Polymer Group, Inc.
Barnes Group, Inc.	Herman Miller, Inc.	PolyOne Corporation
Beam, Inc.	Hess Corporation	PulteGroup, Inc.
Bemis Company, Inc.	HNTB Corporation	Saudi Arabian Oil Co.
BG US Services	Holcim Ltd.	SCA Americas, Inc.
Bovis Lend Lease International Ltd.	Hunt Consolidated, Inc.	Schlumberger Limited
BP p.l.c.	Husky Injection Molding Systems Ltd.	Sealed Air Corp.
Brady Corporation	Illinois Tool Works Inc.	Shell Oil Company
Building Materials Corporation of America	Ingersoll Rand plc	Simpson Manufacturing Company, Inc.
Calgon Carbon Corporation	ION Geophysical Corporation	Sonoco Products Co.
Cameron International Corporation	Irving Oil Commercial G.P.	Spectra Energy Corp
Caterpillar Inc.	ITT Corporation	SPX Corporation
Cemex Internacional S.A de C.V.	Jacobs Engineering Group, Inc.	Stantec Inc.
Chevron Corporation	KBR, Inc.	Sunoco, Inc.
CH2M Hill Companies, Ltd.	Key Energy Services, Inc.	Swagelok Company
Cimarex Energy Co.	Koch Industries, Inc.	Terex Corporation
Connell Limited Partnership	Lafarge North America Inc.	Tesoro Corporation
ConocoPhillips	L.B. Foster Company	Textron Inc.
Cooper Industries plc	Magellan Midstream Partners, L.P.	Thermadyne Industries, Inc.
Corning Incorporated	MAG Industrial Automation Systems LLC	Thomas & Betts Corporation
DCP Midstream LLC	The Manitowoc Company, Inc.	3M Company
Deere & Company	Marathon Oil Corporation	The Timken Company
Devon Energy Corporation	Matthews International Corporation	The Toro Company
Donaldson Company, Inc.	MeadWestvaco Corporation	Trinity Industries, Inc.
Eaton Corporation	Milacron LLC	Unifi, Inc.
EMCOR Group, Inc.	Mine Safety Appliances Company	USG Corporation
Exterran Holdings, Inc.	Murphy Oil Corporation	Valero Energy Corporation
Exxon Mobil Corporation	MWH Global, Inc.	Watts Water Technologies, Inc.
Ferrovial, S.A.	Occidental Petroleum Corporation
Flowserve Corporation	Owens Corning
Fluor Corporation	Owens-Illinois, Inc.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with McDermott’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mary L. Shafer-Malicki, Chairman

Roger A. Brown

David A. Trice

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes the prior three years’ compensation of our Chief Executive Officer, our Chief Financial Officer, our three highest paid executive officers who did not serve as our CEO and CFO during 2012 and were employed by McDermott as of December 31, 2012. We refer to these persons as our NEOs. No compensation information is provided for Mr. McCormack for 2010 because he did not become a NEO until 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

S.M. Johnson President and Chief Executive Officer	2012	$950,000	$0	$3,749,979	$1,249,999	$760,000	N/A	$142,547	$6,852,525
	2011	$942,500	$0	$3,382,092	$944,089	$0	N/A	$132,099	$5,400,780
	2010	$827,083	$0	$2,672,142	$865,313	$1,218,863	N/A	$163,683	$5,747,084
P.L. Elders Senior Vice President and Chief Financial Officer	2012	$493,750	$0	$1,012,436	$337,499	$207,383	N/A	$78,970	$2,130,038
	2011	$481,250	$0	$845,428	$236,000	$0	N/A	$76,763	$1,639,441
	2010	$315,114	$0	$517,021	$396,788	$398,146	N/A	$14,059	$1,641,128

G.L. Carlson Senior Vice President and Chief Administration Officer	2012	$358,750	$0	$562,420	$187,483	$210,976	N/A	$66,908	$1,386,537
	2011	$332,000	$0	$354,863	$94,406	$0	N/A	$120,619	$901,888
	2010	$243,333	$0	$527,051	$165,771	$334,400	N/A	$106,850	$1,377,405

L.K. Hinrichs Senior Vice President, General Counsel and Corporate Secretary	2012	$448,750	$0	$749,955	$249,992	$301,573	$103,766	$71,995	$1,926,031
	2011	$435,575	$0	$792,653	$212,421	$0	$76,760	$77,550	$1,594,959
	2010	$419,225	$0	$1,054,526	$276,912	$317,673	$121,620	$37,286	$2,227,242

J.T. McCormack Executive Vice President and Chief Operating Officer	2012	$535,000	$0	$1,124,910	$374,987	$308,208	N/A	$73,828	$2,416,933
	2011	$447,381	$0	$915,194	$253,847	$0	N/A	$70,870	$1,687,292
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The amounts reported in this column for 2010 for Messrs. Elders and Carlson represent partial-year service.

(2)	The amounts reported in this column represent the aggregate grant date fair value of stock awards or option awards, as applicable, granted to each NEO and computed in accordance with FASB ASC Topic 718. See the “Grants of Plan-Based Awards” table for more information regarding the stock awards and option awards we granted in 2012.

(3)	The amounts reported in this column are attributable to the annual incentive awards earned in fiscal years 2010, 2011 and 2012, but paid in 2011, 2012 and 2013, respectively. See the “Grants of Plan-Based Awards” table for more information regarding the annual incentive awards earned in 2012.

(4)	The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount.

(5)	The amounts reported in this column for 2012 are attributable to the following:

All Other Compensation

	Deferred Compensation Plan Contribution(A)	Thrift Match(B)	Service-Based Thrift Contribution(B)	Perquisites(C)	Tax Gross-Ups(D)
S. M. Johnson	$108,068	$6,979	$7,500	$20,000	—
P. L. Elders	$43,970	$7,500	$7,500	$20,000	—
G. L. Carlson	$33,320	$6,088	$7,500	$20,000	—
L. K. Hinrichs	$37,662	$6,833	$7,500	$20,000	—
J. T. McCormack	$38,828	$7,500	$7,500	$20,000	—

(A)	The amounts reported in this column are attributable to contributions made by McDermott under the Deferred Compensation Plan.

(B)	The amounts reported in these columns are attributable to contributions made under our defined contribution plan, which we refer to as our Thrift Plan.

(C)	The amounts reported in this column are attributable to a lump-sum perquisite allowance in the amount of $20,000 received by certain officers of McDermott in 2012, including each of the NEOs. With the exception of an executive physical required by McDermott, the perquisite allowance was permitted to be used for any purpose determined by the recipient.

(D)	No tax gross-ups were provided to any of the NEOs during 2012.

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table provides additional information about stock awards and equity and non-equity incentive plan awards we granted to our NEOs during the year ended December 31, 2012.

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
S.M. Johnson
EICP	02/29/12	02/29/12	$166,250	$950,000	$1,900,000	—	—	—	—	—	—	—
PShares	03/05/12	02/29/12	—	—	—	54,230	108,459	216,918	—	—	—	$2,499,980
RSUs	03/05/12	02/29/12	—	—	—	—	—	—	86,565	—	—	$1,249,999
Stock Options	03/05/12	02/29/12	—	—	—	—	—	—	—	179,856	$14.44	$1,249,999

P.L. Elders
EICP	02/29/12	02/29/12	$60,487	$345,639	$691,279	—	—	—	—	—	—	—
PShares	03/05/12	02/29/12	—	—	—	14,642	29,283	58,566	—	—	—	$674,973
RSUs	03/05/12	02/29/12	—	—	—	—	—	—	23,370	—	—	$337,463
Stock Options	03/05/12	02/29/12	—	—	—	—	—	—	—	48,561	$14.44	$337,499

G.L. Carlson
EICP	02/29/12	02/29/12	$43,953	$251,162	$502,325	—	—	—	—	—	—	—
PShares	03/05/12	02/29/12	—	—	—	8,133	16,266	32,532	—	—	—	$374,931
RSUs	03/05/12	02/29/12	—	—	—	—	—	—	12,984	—	—	$187,489
Stock Options	03/05/12	02/29/12	—	—	—	—	—	—	—	26,976	$14.44	$187,483

L.K. Hinrichs
EICP	02/29/12	02/29/12	$54,974	$314,139	$628,279	—	—	—	—	—	—	—
PShares	03/05/12	02/29/12	—	—	—	10,845	21,690	43,380	—	—	—	$499,955
RSUs	03/05/12	02/29/12	—	—	—	—	—	—	17,313	—	—	$250,000
Stock Options	03/05/12	02/29/12	—	—	—	—	—	—	—	35,970	$14.44	$249,992

J.T. McCormack
EICP	02/29/12	02/29/12	$74,911	$428,066	$856,131	—	—	—	—	—	—	—
PShares	03/05/12	02/29/12	—	—	—	16,268	32,535	65,070	—	—	—	$749,932
RSUs	03/05/12	02/29/12	—	—	—	—	—	—	25,968	—	—	$374,978
Stock Options	03/05/12	02/29/12	—	—	—	—	—	—	—	53,955	$14.44	$374,987

(1)	This column reflects the threshold, target and maximum payout opportunities under the Executive Incentive Compensation Plan, or EICP. For 2012, the EICP awards were based 100% on the attainment of financial goals. Mr. Johnson’s award was then subject to adjustment by the Compensation Committee, in its sole discretion, based on objectives established for Mr. Johnson by the Compensation Committee, and the target award for the other NEOs was subject to adjustment by Mr. Johnson based on each NEO’s individual performance, with any such adjustment subject to the approval of the Compensation Committee. The attainment of the financial goals was based 70% on consolidated operating income and 30% on consolidated return on invested capital. The financial goals contain threshold, target and maximum performance levels which, if achieved, result in payments of 25%, 100% and 200%, respectively. The threshold payout amount provided was determined based on achieving the consolidated operating income threshold (or 17.50% of the target amounts shown), which, if not achieved, would result in no amounts being paid on an EICP award.

On February 29, 2012, our Compensation Committee established target EICP awards expressed as a percentage of the NEO’s 2012 annual base salary earned, as follows: Mr. Johnson — 100%, Mr. Elders — 70%, Mr. Carlson — 70%, Ms. Hinrichs — 70% and Mr. McCormack — 80%. The target amounts shown were computed according to the following formula: Target % * [(2011 base salary * 152/366) + (2012 base salary * 214/366)]. The actual EICP payouts for the NEOs for 2012 are provided in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

This column reflects the target, threshold and maximum payout opportunities of grants of performance shares under the 2009 LTIP. Each grant represents the right to receive one share of McDermott common stock for each vested performance share. The amount of performance shares that vest, if any, is scheduled to initially be determined on December 31, 2014 based on our total shareholder return relative to the Proxy Peer Group during the same period, with subsequent measurements of total shareholder return relative to the Proxy Peer Group on December 31, 2015 and December 31, 2016. The amounts shown in the “threshold” column represent the number of performance shares that will vest, which is 50% of the amount granted, and the amounts shown in the “maximum” column represent the number of performance shares that will vest, which is 200% of the amount granted, based on our total shareholder return relative to the Proxy Peer Group. The maximum number of performance shares which will vest based on performance through December 31, 2014 is 150% of the amount granted if our total shareholder return ranks in the 75th percentile or higher relative to the Proxy Peer Group. A maximum of

200% of the number of performance shares granted may vest based on performance through December 31, 2015 and 2016, less any amount previously vested. The following table provides the measurement periods, total shareholder return percentile rank and corresponding vesting percentage of the amount of performance shares granted:

Measurement Period	Total Shareholder Return Percentile Rank	Vesting Percentage of Performance Shares Granted
36 Months Ending December 31, 2014	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	150% 150% 100% 50% 0%
48 Months Ending December 31, 2015	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	200%* 150%* 100%* 50%* 0%*
60 Months Ending December 31, 2016	≥90th Percentile 75th Percentile 50th Percentile 25th Percentile < 25th Percentile	200%* 150%* 100%* 50%* 0%*

*Less	any amounts vested through prior measurement periods.

(3)	This column reflects grants of restricted stock units under the 2009 LTIP. Each restricted stock unit represents the right to receive one share of McDermott common stock and is generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant. Upon vesting, the restricted stock units are converted into shares of McDermott common stock.

(4)	This column reflects grants of stock options under the 2009 LTIP. Each grant represents the right to purchase at the exercise price shares of McDermott common stock over a period of seven years. The stock options are generally scheduled to vest and become exercisable in one-third increments on the first, second and third anniversaries of the date of grant.

(5)	This column reflects the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Grant date fair values are determined using the closing price of our common stock on the date of grant for restricted stock units, a Monte Carlo simulation model for performance shares, and the Black-Scholes option pricing model for stock options. The Monte Carlo simulation model for performance shares and the Black-Scholes option pricing model for stock options each requires various assumptions, including assumptions about the expected life of the award and stock return and stock price volatility. For more information regarding the compensation expense related to 2012 awards, and a discussion of valuation assumptions utilized in performance share and option pricing, see Note 8 to our consolidated financial statements included in our annual report on form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End table summarizes the equity awards we have made to our NEOs which were outstanding as of December 31, 2012.

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
S.M. Johnson
Stock Options	05/14/09	255,744	—	—	$9.36	05/14/16
Stock Options	03/04/10	94,398	47,199	—	$13.09	03/04/17
Stock Options	03/04/11	32,711	65,422	—	$25.64	03/04/18
Stock Options	03/05/12	—	179,856	—	$14.44	03/05/19
RSUs	03/04/10						31,832	$350,789	—	—
RSUs	03/04/11						26,000	$286,520	—	—
RSUs	03/05/12						86,565	$953,946	—	—
Performance Shares	03/04/11						—	—	28,265	$311,475
Performance Shares	03/05/12						—	—	108,459	$1,195,218
P.L. Elders
Stock Options	05/13/10	40,195	20,097	—	$13.37	05/13/17
Stock Options	03/04/11	8,177	16,354	—	$25.64	03/04/18
Stock Options	03/05/12	—	48,561	—	$14.44	03/05/19
RSUs	05/13/10						12,887	$142,015	—	—
RSUs	03/04/11						6,500	$71,630	—	—
RSUs	03/05/12						23,370	$257,537	—	—
Performance Shares	03/04/11						—	—	7,065	$77,856
Performance Shares	03/05/12						—	—	29,283	$322,699
G.L. Carlson
Stock Options	05/13/10	16,793	8,396	—	$13.37	03/29/17
Stock Options	03/04/11	3,271	6,542	—	$25.64	03/04/18
Stock Options	03/05/12	—	26,976	—	$14.44	03/05/19
RSUs	05/13/10						13,137	$144,770	—	—
RSUs	03/04/11						3,034	$33,435	—	—
RSUs	03/05/12						12,984	$143,084	—	—
Performance Shares	03/04/11						—	—	2,826	$31,143
Performance Shares	03/05/12						—	—	16,266	$179,251
L.K. Hinrichs
Stock Options	03/05/09	27,203	—	—	$5.64	03/05/16
Stock Options	03/04/10	30,209	15,104	—	$13.09	03/04/17
Stock Options	03/04/11	7,360	14,720	—	$25.64	03/04/18
Stock Options	03/05/12	—	35,970	—	$14.44	03/05/19
RSUs	03/04/10						10,186	$112,250	—	—
RSUs	03/04/11						6,676	$73,570	—	—
RSUs	03/05/12						17,313	$190,789	—	—
Performance Shares	03/04/11						—	—	6,359	$70,071
Performance Shares	03/05/12						—	—	21,690	$239,024
J.T. McCormack
Stock Options	03/05/09	14,155	—	—	$5.64	03/05/16
Stock Options	03/04/10	17,037	8,518	—	$13.09	03/04/17
Stock Options	03/04/11	3,802	7,604	—	$25.64	03/04/18
Stock Options	05/13/11	6,104	12,208	—	$20.47	05/13/18
Stock Options	03/05/12	—	53,955	—	$14.44	03/05/19
RSUs	03/04/10						5,745	$63,310	—	—
RSUs	03/04/11						3,022	$33,302	—	—
RSUs	05/13/11						5,372	$59,199	—	—
RSUs	03/05/12						25,968	$286,167	—	—
Performance Shares	03/04/11						—	—	3,285	$36,201
Performance Shares	05/13/11						—	—	5,637	$62,120
Performance Shares	03/05/12						—	—	32,535	$358,536

(1)	The awards in this column represent grants of stock options, which generally become exercisable in accordance with the following vesting schedule: 1/3 per year on first, second and third anniversaries of grant date. The only exception to this is the grants to Mr. Carlson on May 13, 2010, which vest 1/3 per year on March 29, 2011, 2012 and 2013 (the first, second and third anniversaries of Mr. Carlson’s hire date).

(2)	The awards in this column represent grants of restricted stock units, which generally vest in accordance with the following vesting schedule: 1/3 per year on first, second and third anniversaries of grant date. The only exception to this is the grants to Mr. Carlson on May 13, 2010, which vest 1/3 per year on March 29, 2011, 2012 and 2013 (the first, second and third anniversaries of Mr. Carlson’s hire date).

(3)	Market values in these columns are based on the closing price of our common stock as reported on the New York Stock Exchange as of December 31, 2012 ($11.02).

(4)	The awards in this column represent grants of performance shares, which generally may vest on the third, fourth and/or fifth anniversaries of the grant date based on the attainment of performance levels as of December 31, 2013, 2014 and 2015. The number and value of performance shares reported with a grant date of March 4, 2011 is based on achieving threshold performance as of the December 31, 2013 measurement date. The number and value of performance shares reported with a grant date of March 5, 2012 is based on achieving target performance as of the December 31, 2014 measurement date.

OPTION EXERCISES AND STOCK VESTED

The following Option Exercises and Stock Vested table provides information about the value realized by our NEOs on exercises of option awards and vesting of stock awards during the year ended December 31, 2012.

	Option Awards		Stock Awards(1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise	Shares Acquired on Vesting (#)	Value Realized on Vesting
S. M. Johnson	0	N/A	209,208	$2,490,026
P. L. Elders	0	N/A	16,137	$194,170
G. L. Carlson	0	N/A	14,654	$192,232
L. K. Hinrichs	0	N/A	65,975	$954,025
J. T. McCormack	0	N/A	37,232	$530,133

(1)	The number of shares acquired on vesting reported represents the aggregate number of shares that vested during 2012 in connection with awards of restricted stock units. The value realized on vesting was calculated based on the fair market value of the underlying shares on the vesting date. The following table sets forth the number of shares withheld by McDermott to satisfy the minimum statutory withholding tax due upon vesting of such restricted stock units:

Name	Shares Acquired by McDermott on Vesting of Stock Awards (#)
S. M. Johnson	68,877
P. L. Elders	4,352
G. L. Carlson	3,938
L. K. Hinrichs	17,559
J. T. McCormack	9,925

PENSION BENEFITS

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our NEOs under the qualified defined benefit pension plan (referred to as the Retirement Plan) and nonqualified pension plan (referred to as the Excess Plan) that we sponsor.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During 2012
S. M. Johnson	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
P. L. Elders	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
G. L. Carlson	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
L. K. Hinrichs	McDermott Retirement Plan	11.167	$422,505	$0
	McDermott Excess Plan	11.167	$185,241	$0
J. T. McCormack	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A

(1)	The present value of accumulated benefits reflected above is based on a 4.0% discount rate and the IRS static table for valuation years beginning in 2013.

Overview of Qualified Plan. The Retirement Plan is funded by a trust and covers eligible employees of McDermott and its subsidiaries, as described below in the section entitled “Participation and Eligibility.” Nonresident alien employees who do not earn income in the United States and temporary resident alien employees are not eligible to participate in the Retirement Plan. In reviewing pension benefits payable to our NEOs, it is important to note:

•	Of the NEOs, only Ms. Hinrichs participates in the Retirement Plan; and

•	During 2006, all new participation in the Retirement Plan was closed, and benefit accruals under the Retirement Plan were frozen for all participants, including Ms. Hinrichs, as of June 30, 2010.

For more information on our retirement plans, see “Compensation Discussion and Analysis — Retirement Plans.”

Participation and Eligibility. The Retirement Plan includes provisions related to eligibility, participation and benefit formulas for employees who were employed by McDermott’s subsidiary J. Ray McDermott Holdings, LLC and other designated affiliates thereof, as well as for employees who were employed by McDermott Incorporated (now known as McDermott Investments, LLC) and certain former salaried employees of a subsidiary of The Babcock &

Wilcox Company who transferred to employment with McDermott Incorporated.

Benefits. Ms. Hinrichs’ benefits under the Retirement Plan are calculated as follows: 1.2% of final average monthly compensation as of June 30, 2010 up to the Social Security limit times credited service up to 35 years, plus 1.65% of final average monthly compensation as of June 30, 2010 in excess of the Social Security limit times credited service up to 35 years. Final average monthly compensation excludes bonuses and commissions.

Retirement and Early Retirement. Under the Retirement Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under the Retirement Plan depend on the employee’s date of hire and age.

For employees hired on or after April 1, 1998 (including Ms. Hinrichs):

•	an employee is eligible for early retirement after completing at least 15 years of credited service and attaining the age of 55; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is generally reduced 0.4% for each month that benefits commence before age 62.

Ms. Hinrichs has not accrued enough credited service to be eligible for early retirement under the Retirement Plan.

Overview of Nonqualified (Excess) Plan. To the extent benefits payable under the Retirement Plan are limited by Section 415(b) or 401(a)(17) of the U.S. Internal Revenue Code, pension benefits will be paid directly by the applicable subsidiary of McDermott under the terms of the unfunded excess benefit plan maintained by McDermott (referred to as the “Excess Plan”). Effective January 1, 2006, the Excess

Plan was amended to limit the annual bonus payments taken into account in calculating the Excess Plan benefits to the lesser of the actual bonus paid or 25% of the prior year’s base salary. Furthermore, because benefits entitlement under the Excess Plan and the Retirement Plan are linked, benefits under the Excess Plan have been frozen since 2006, when benefit accruals under the Retirement Plan were frozen.

Ms. Hinrichs is the only NEO who participates in the Excess Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following Nonqualified Deferred Compensation table summarizes our NEOs’ compensation under the McDermott International, Inc. Director and Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The compensation shown in this table is entirely attributable to the Deferred Compensation Plan.

The Deferred Compensation Plan is an unfunded, defined contribution retirement plan for directors and officers of McDermott and its subsidiaries selected to participate by our Compensation Committee. Benefits under the Deferred Compensa-

tion Plan are based on (1) the participant’s deferral account, which is comprised of the notional account balance reflecting any executive contributions of deferred compensation, and (2) the participant’s vested percentage in his or her company account, which is comprised of the notional account balance reflecting any company contributions. A participant is at all times 100% vested in his or her deferral account. A participant generally vests in his or her company account 20% each year, subject to accelerated vesting for death, disability and termination without cause or termination within 24 months following a change in control.

Name	Executive Contributions in 2012(1)	Company Contributions in 2012(2)	Aggregate Earnings in 2012(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/12(4)
S. M. Johnson	$0	$108,068	$42,526	$0	$315,501
P. L. Elders	$0	$43,970	$12,301	$0	$97,017
G. L. Carlson	$0	$33,320	$7,314	$0	$65,148
L. K. Hinrichs	$0	$37,662	$0	$0	$172,232
J. T. McCormack	$0	$38,828	$10,841	$0	$87,221

(1)	In November 2010, our Compensation Committee approved the deferral of eligible executives’ compensation beginning January 1, 2011. Under the terms of our Deferred Compensation Plan, an eligible executive may defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any year.

(2)	We make annual contributions to specified participants’ notional accounts equal to a percentage of the participant’s prior-year compensation. Under the terms of the Deferred Compensation Plan, the contribution percentage does not need to be the same for each participant. Additionally, our Compensation Committee may make a discretionary contribution to a participant’s account at any time. In 2012, our contributions on behalf of NEOs equaled 5% of their respective base salaries paid in 2011. Those contributions are included in the Summary Compensation Table above as “All Other Compensation.”

(3)	The amounts reported in this column represent notional accrued gains or losses during 2012 on each NEO’s account. The accounts are “participant-directed,” in that each participant personally directs the investment of contributions made on his or her behalf. As a result, any accrued gains or losses are attributable to the performance of the NEO’s notional mutual fund investments. No amount of the earnings shown is reported as compensation in the Summary Compensation Table.

(4)	The amounts reported in this column consist of contributions made by McDermott and notional accrued gains or losses as of December 31, 2012. The balances shown include contributions from previous years which have been reported as compensation to the NEOs in the Summary Compensation Table for those years – to the extent a NEO was included in the Summary Compensation Table during those years. The amounts of such contributions previously included in the Summary Compensation Table and years reported are as follows: Mr. Johnson received contributions from McDermott of $97,932 in 2011 and $69,375 in 2010; Mr. Elders received a contribution from McDermott of $39,950 in 2011; Mr. Carlson received a contribution from McDermott of $24,800 in 2011; Ms. Hinrichs received contributions from McDermott of $43,511 in 2011 and $29,549 in 2010; and Mr. McCormack received a contribution from McDermott of $36,170 in 2011.

As of December 31, 2012, Messrs. Johnson, Elders, Carlson and McCormack are 40% vested in their respective Deferred Compensation Plan balances shown as a result of becoming participants in the Deferred Compensation Plan during 2011. Ms. Hinrichs is 100% vested in her Deferred Compensation Plan balance shown.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due (assuming each is applicable) involving a change in control or termination of employment of each of our NEOs, assuming a December 31, 2012 termination date and, where applicable, using the closing price of our common stock of $11.02 as of December 31, 2012 (as reported on the New York Stock Exchange). These tables do not reflect amounts that would be payable to the NEOs pursuant to benefits or awards that are already vested.

The amounts reported in the below tables for stock options, restricted stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•

for stock options: multiplying the number of accelerated options by the difference between the exercise price and $11.02 (the closing price of our common stock on December 31, 2012, as reported on the New York Stock Exchange); and

•

for restricted stock units and performance shares: multiplying the number of accelerated shares or units by $11.02 (the closing price of our common stock on December 31, 2012, as reported on the New York Stock Exchange).

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

The following table shows the value of payments and other benefits due the NEOs assuming their death or disability as of December 31, 2012.

	S.M. Johnson	P.L. Elders	G.L. Carlson	L.K. Hinrichs	J.T. McCormack
Severance Payments	—	—	—	—	—
EICP	—	—	—	—	—
Deferred Compensation Plan(1)	$189,301	$58,210	$39,089	$0	$52,333
Stock Options(2) (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units(3) (unvested and accelerated)	$1,591,255	$471,182	$321,288	$376,609	$441,979
Performance Shares(4) (unvested)	$1,818,168	$478,411	$319,393	$379,165	$555,177
Total	$3,598,724	$1,007,803	$679,770	$755,774	$1,049,489

(1)	The amounts reported represent 60% of Messrs. Johnson’s, Elders’, Carlson’s and McCormack’s respective Deferred Compensation Plan balance as of December 31, 2012 that would become vested on his death or disability. Because Ms. Hinrichs is 100% vested in her Deferred Compensation Plan balance, no additional amount would become vested on her death or disability.

(2)	Under the terms of the stock option awards outstanding for each of the NEOs as of December 31, 2012, all unvested option awards would become vested and exercisable on death or disability. Due to the exercise price of the stock options outstanding and the closing price of our common stock on December 31, 2012, the aggregate value of stock options that would become vested and exercisable on death or disability for all NEOs would be $0.

(3)	Under the terms of the restricted stock unit awards outstanding for each of the NEOs as of December 31, 2012, all unvested restricted stock unit awards would become vested and exercisable on his or her death or disability.

(4)	Under the terms of the performance share awards outstanding for each of the NEOs as of December 31, 2012, 100% of the initial performance shares granted would vest on the third, fourth and fifth anniversary of the grant date on his or her death or disability. The number of performance shares that would vest is the number of performance shares that would have vested based on actual performance had the NEO remained employed with McDermott until the third, fourth and fifth anniversaries of the grant date. Accordingly, each NEO may vest in a number of performance shares ranging from 0% — 200% of the initial performance shares granted, depending on McDermott’s total shareholder return relative to its peers during the applicable measurement periods. The amounts reported assume a total of 100% of the initial performance shares granted will vest during the applicable measurement periods, valued at the closing price of McDermott stock as reported on the NYSE on December 31, 2012, although the actual value of such performance shares that may vest on the third, fourth and fifth anniversary of the date of grant could be $0 for each NEO and up to $3,636,336 for Mr. Johnson, $956,823 for Mr. Elders, $638,785 for Mr. Carlson, $758,330 for Ms. Hinrichs and $1,110,353 for Mr. McCormack, in each case representing a total of 200% of the initial performance shares granted. Additionally, the value of McDermott stock could be greater or less than the amount used to value the performance shares for this table.

Estimated Value of Benefits to Be Received Upon Change in Control

We have change-in-control agreements with various officers, including each of our NEOs. Generally, under these agreements, if a NEO is terminated within one year following a change in control either (1) by the company for any reason other than cause or death or disability, or (2) by the NEO for good reason, McDermott is required to pay the NEO a severance payment based on the NEO’s salary and a severance payment based on the NEO’s target EICP percentage. In addition to these payments, the NEO would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary, earned but unused vacation and reimbursements.

Under these agreements, a “change in control” generally occurs on the occurrence of any of the following:

•

a person becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock unless such acquisition is made directly from McDermott in a transaction approved by a majority of McDermott’s incumbent directors;

•	individuals who are incumbent directors cease for any reason to constitute a majority of McDermott’s board;

•

completion of a merger or consolidation of McDermott with another company or an acquisition by McDermott or its subsidiaries, unless immediately following such merger, consolidation or acquisition: (1) all or substantially all of the individuals or entities that were the beneficial owners of outstanding McDermott voting securities immediately before such merger, consolidation or acquisition beneficially own at least 50% of the then outstanding shares of voting stock of the parent corporation resulting from the merger, consolidation or acquisition in the same relative proportions as their ownership immediately before such merger, consolidation or acquisition; (2) if such merger, consolidation or acquisition involves the issuance or payment by

McDermott of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired, does not exceed 50% of the sum of the fair market value of the outstanding McDermott voting stock plus the principal amount of the Company’s consolidated long-term debt; (3) no person beneficially owns 30% or more of the then outstanding shares of the voting stock of the parent company resulting from such merger, consolidation or acquisition; and (4) a majority of the members of the board of directors of the parent corporation resulting from such merger, consolidation or acquisition were incumbent directors of McDermott immediately before such merger, consolidation or acquisition;

•

completion of the sale or disposition of 50% or more of the assets of McDermott and its subsidiaries on a consolidated basis, unless immediately following such sale or disposition: (1) the individuals and entities that were beneficial owners of outstanding McDermott voting stock immediately before such sale or disposition beneficially own at least 50% of the then outstanding shares of voting stock of McDermott and of the entity that acquires the largest portion of such assets, and (2) a majority of the members of the McDermott Board (if it continues to exist) and the board of directors of the entity that acquires the largest portion of such assets were incumbent directors of McDermott immediately before the completion of such sale or disposition; or

•	any other set of circumstances is deemed by the Board in its sole discretion to constitute a change in control.

The change-in-control agreements do not provide for excise tax gross-ups. They do, however, provide for the potential reduction in payments to the applicable officer in order to avoid excise taxes.

The following table shows the estimated value of payments and other benefits due the NEOs assuming a change in control and termination as of December 31, 2012.

	S.M. Johnson	P.L. Elders	G.L. Carlson	L.K. Hinrichs	J.T. McCormack
Salary-Based Severance Payment(1)	$5,681,000	$1,691,279	$1,252,325	$1,538,279	$1,976,131
EICP-Based Severance Payment(2)	$950,000	$350,000	$262,500	$318,500	$448,000
Deferred Compensation Plan(3)	$189,301	$58,210	$39,089	$0	$52,333
Stock Options(4) (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units(4) (unvested and accelerated)	$1,591,255	$471,182	$321,288	$376,609	$441,979
Performance Shares(4) (unvested and accelerated)	$1,818,167	$478,411	$319,393	$379,165	$555,177
Total	$10,229,723	$3,049,082	$2,194,595	$2,612,553	$3,473,620

(1)	The salary-based severance payment made to each NEO, with the exception of Mr. Johnson, in connection with a change in control would be a cash payment equal to 200% of the sum of his or her annual base salary prior to termination and his or her EICP target award applicable to the year in which the termination occurs. The severance payment made to Mr. Johnson in connection with a change in control would be a cash payment equal to 299% of the sum of his annual base salary prior to termination and his EICP target award applicable to the year in which the termination occurs.

For a hypothetical termination as of December 31, 2012, the salary-based severance payment under a change in control would have been calculated based on the following base salary and target EICP awards. See “Grants of Plan-Based Awards” above for more information on the calculation of target EICP awards.

NEO	Annual Base Salary	Target EICP Award
S. M. Johnson	$950,000	$950,000
P. L. Elders	$500,000	$345,639
G. L. Carlson	$375,000	$251,162
L. K. Hinrichs	$455,000	$314,139
J. T. McCormack	$560,000	$428,066

(2)	Each NEO could receive up to two EICP-based severance payments in connection with a change in control depending on the timing of the termination relative to the payment of an EICP award, as follows:

•

If an EICP award for the year prior to termination is paid to other EICP participants after the date of the NEO’s termination, the NEO would be entitled to a cash payment equal to the product of the NEO’s target EICP percentage (or, if greater, the actual amount of the bonus determined under the EICP for the year prior to termination) and the NEO’s annual base salary for the applicable period. No such payment would have been due a NEO on a December 31, 2012 termination, because the 2011 EICP awards had already been paid prior to the NEO’s termination date.

•

The NEO would be entitled to a prorated EICP payment based upon the NEO’s target EICP percentage for the year in which the termination occurs and the number of days in which the NEO was employed with us during that year. Based on a hypothetical December 31, 2012 termination, each NEO would have been entitled to an EICP payment equal to 100% of his or her 2012 target EICP percentage times annual base salary, calculated based on the following base salary and target EICP percentage:

NEO	Annual Base Salary	Target EICP Percentage
S. M. Johnson	$950,000	100%
P. L. Elders	$500,000	70%
G. L. Carlson	$375,000	70%
L. K. Hinrichs	$455,000	70%
J. T. McCormack	$560,000	80%

(3)	The amounts reported represent 60% of Messrs. Johnson’s, Elders’, Carlson’s and McCormack’s respective Deferred Compensation Plan balance as of December 31, 2012 that would become vested in connection with a termination of employment following a change in control. Because Ms. Hinrichs is 100% vested in her Deferred Compensation Plan balance, no additional amount would become vested in connection with a termination of employment following a change in control. Under the Deferred Compensation Plan, a “change in control” generally occurs if:

•

a person (other than a McDermott employee benefit plan or a corporation owned by McDermott stockholders in substantially the same proportion as the ownership of McDermott voting shares) is or becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute McDermott’s Board of Directors, and any new director whose election or nomination by McDermott’s Board was approved by at least two-thirds of the directors of McDermott’s Board then still in office who either were directors at the beginning of the period or whose election or nomination was previously approved, cease to constitute a majority of McDermott’s Board;

•

a merger or consolidation of McDermott with any other corporation or entity has been completed, other than a merger or consolidation which results in the outstanding McDermott voting securities immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the voting securities of McDermott or the surviving entity outstanding immediately after such merger or consolidation;

•	McDermott’s stockholders approve (1) a plan of complete liquidation of McDermott; or (2) an agreement for the sale or disposition by McDermott of all or substantially all of McDermott’s assets; or

•

within one year following the completion of a merger or consolidation transaction involving McDermott, (1) individuals who, at the time of execution and delivery of definitive agreements completing such transaction constituted the Board, cease for any reason (excluding death, disability or voluntary resignation) to constitute a majority of the Board; or (2) either individual, who at the first execution and delivery of definitive agreements completing the transaction, served as Chief Executive Officer or Chief Financial Officer does not, for any reason (excluding death, disability or voluntary resignation), serve as the Chief Executive Officer or Chief Financial Officer, as applicable, of McDermott, or if McDermott does not continue as a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, as the Chief Executive Officer or Chief Financial Officer, as applicable, of a corporation or other entity that is (A) a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and (B) the surviving entity in such transaction or a parent entity of the surviving entity or McDermott following the completion of such transaction; provided, however, that a change in control would not be deemed to have occurred pursuant to this clause in the case of a merger or consolidation which results in the voting securities of McDermott outstanding immediately prior to the completion of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 55% of the combined voting power of the voting securities of the McDermott or the surviving entity outstanding immediately after such merger or consolidation.

(4)	Under the terms of the stock option and restricted stock unit awards outstanding, all unvested stock options would become vested and exercisable and all unvested restricted stock units would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Due to the exercise price of the stock options outstanding for our NEOs and the closing price of our common stock on December 31, 2012, the aggregate value of stock options that would become vested and exercisable on a change in control, regardless of whether there is a subsequent termination of employment, would be $0. Under the terms of the performance share awards outstanding, the greater of (1) 100% of the initial performance shares granted, or (2) the vested percentage of initial performance shares determined in accordance with the grant agreement would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Under our 2001 D&O Plan and 2009 LTIP, a “change in control” generally occurs under the same circumstances described above with respect to our Deferred Compensation Plan, except that the 2001 D&O Plan and the 2009 LTIP do not include, as a change in control event, the event described in the last bullet in note (3) above.

ADVISORY VOTE TO APPROVE NEO COMPENSATION

(ITEM 2)

As required by Section 14A(a)(1) of the Exchange Act, we are providing our stockholders with an advisory vote to approve NEO compensation.

The Compensation Committee has overall responsibility for our compensation plans, policies and programs with respect to the NEOs. Additional information regarding the Compensation Committee and its role is described under “Compensation Discussion and Analysis” and the related tables and narrative disclosures. Our compensation programs are based on our belief that our ability to develop, attract, retain and motivate qualified employees to develop, expand and execute sound business opportunities is essential to the success of our company. To that end, the Compensation Committee, with the assistance of its compensation consultant, designs and administers compensation programs with the participation of our management. These programs generally seek to provide compensation that:

•	incentivizes and rewards short- and long-term performance, continuity of service and individual contributions; and

•	promotes retention of well-qualified executives, while aligning the interests of our executives with those of our stockholders.

We believe our compensation programs motivate and encourage the retention of the NEOs, while allowing for appropriate levels of business risk through some of the following features:

•

Reasonable Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of executive officer employees provides a reasonable and appropriate mix of cash and equity, annual and longer-term incentives, and performance metrics.

•

Emphasize Long-Term Incentive Compensation Over Annual Incentive Compensation — Long-term incentive compensation typically makes up a larger percentage of an executive officer employee’s total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of our employees with those of stockholders. In addition, tying a significant portion of an employee’s total direct compensation to long-term incentives (which typically vest over a period of three or more years) helps to promote longer-term perspectives regarding our company’s performance.

•

Clawback Policy — The Compensation Committee has adopted a policy under which McDermott shall seek to recover any incentive-based award granted to any executive officer as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

•

Long-Term Incentive Compensation Subject to Forfeiture — The Compensation Committee may terminate any outstanding stock award if the recipient, while employed by McDermott or performing services on behalf of McDermott under any consulting agreement: (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony; or (2) engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, our business reputation or economic interests.

•

Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals which are used to plot a linear payout formula for annual incentive compensation, eliminating payout “cliffs” between the established performance goals. The maximum payout for the annual incentive compensation is capped at 200% of target.

•

Use of Multiple Performance Metrics — Utilizing diversified performance measures helps prevent compensation opportunities from being overly weighted toward the performance result of a single measure. In general, our incentive programs are historically based on a mix of financial and individual goals. In recent years our primary financial performance metric has been operating income. Compared to other financial metrics, operating income is a measure of the profitability of our business which helps drive accountability at our operating segments, thereby reducing risks related to incentive compensation by putting the focus on quality of revenues, not quantity. Additionally, commencing in 2011, the Compensation Committee utilized total shareholder return and return on invested capital as additional performance measures.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which also help promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders. In 2010, we increased the stock ownership requirements for our executive officers and nonemployee directors to further emphasize this alignment of interests.

Reflecting these compensation objectives, compensation arrangements in 2012 provided for:

•	NEO target total direct compensation within approximately 5% of the median compensation for officers in comparable positions in our market;
•	NEO performance-based compensation accounting for over 64% of target total direct compensation, on average, as compared to 60% in 2011 and 46% in 2010; and

•	Performance-based compensation accounting for 75% of NEO target long-term incentive compensation.

McDermott’s 2012 financial and operational performance highlights included:

•	Consolidated revenue of $3.6 billion, as compared to $3.4 billion for 2011;

•	Consolidated operating income of $319.3 million and operating margin of 8.8%, as compared to consolidated operating income of $250.7 million and operating margin of 7.4% for 2011;

•	Consolidated return on invested capital of 10.3%, as compared to 8% for 2011;

•	Basic earnings per share of $0.88, as compared to $0.59 for 2011;

•	Historic year-end backlog of $5.1 billion as of December 31, 2012, as compared to $3.9 billion as of December 31, 2011;

•	Award of the approximately $2 billion INPEX Ichthys project, representing the largest contract McDermott has been awarded to date; and

•	Continuation of the fleet renewal program with execution of contracts to construct the LV108 and DLV2000, which will be the newest additions to McDermott’s high performance vessel fleet.

The following table summarizes the 2011 and 2012 performance-based compensation opportunities for each of our NEOs as compared to the realizable value of such opportunities as of December 31, 2012:

2011 & 2012 Performance-Based Compensation Opportunity vs. Realizable Value as of December 31, 2012

	EICP(1)	Performance Shares(2)(3)	Stock Options(2)(3)	Total
S. M. Johnson
2012 Opportunity	$950,000	$2,499,980	$1,249,999	$4,699,979
2012 Realizable Value	$760,000	$705,170	$0	$1,465,170

2011 Opportunity	$942,603	$2,382,132	$944,089	$4,268,824
2011 Realizable Value	$0	$0	$0	$0
P. L. Elders
2012 Opportunity	$345,639	$674,973	$337,499	$1,358,111
2012 Realizable Value	$207,383	$190,382	$0	$397,765

2011 Opportunity	$336,911	$595,438	$236,000	$1,168,349
2011 Realizable Value	$0	$0	$0	$0
G. L. Carlson
2012 Opportunity	$251,162	$374,931	$187,483	$813,576
2012 Realizable Value	$210,976	$105,748	$0	$316,724

2011 Opportunity	$199,233	$238,175	$94,406	$531,814
2011 Realizable Value	$0	$0	$0	$0
L. K. Hinrichs
2012 Opportunity	$314,139	$499,955	$249,992	$1,064,086
2012 Realizable Value	$301,573	$141,023	$0	$442,596

2011 Opportunity	$261,381	$535,894	$212,421	$1,009,696
2011 Realizable Value	$0	$0	$0	$0
J. T. McCormack
2012 Opportunity	$428,066	$749,932	$374,987	$1,552,985
2012 Realizable Value	$308,208	$211,529	$0	$519,737

2011 Opportunity	$274,549	$634,020	$253,847	$1,162,416
2011 Realizable Value	$0	$0	$0	$0

(1)	Opportunity Values for the EICP are disclosed at the NEOs’ target EICP award.

(2)	Opportunity Values for performance shares and stock options are disclosed at the grant date fair value of the respective awards.

(3)	The 2011 and 2012 Realizable Values shown above are measured as of December 31, 2012, with the exception of the 2011 Realizable Value of EICP awards, which is shown as the value of the EICP award paid in 2012 for 2011 performance. The value of performance share awards shown above is based on the estimated payout as a percent of target, or 59% of the performance shares granted in 2012 and 0% of the performance shares granted in 2011, multiplied by the closing price of our common stock as reported on the New York Stock Exchange as of December 31, 2012 ($11.02). The number of the performance shares granted in 2011 and 2012 that ultimately vest, if any, will be determined by reference to our total shareholder return over three-, four- and five-year periods. See “Long-term Incentive Compensation — Analysis of 2012 Equity Grants.” The vesting of any of these performance shares would impact the future Realizable Value of these performance share awards. In addition, an increase in our stock price compared to our stock price at December 31, 2012 may impact the future Realizable Value of the stock option awards granted in 2011 and 2012.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion in McDermott’s proxy statement relating to its 2013 annual meeting of stockholders is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors plans to consider the outcome of the vote when making future compensation decisions.

AUDIT COMMITTEE REPORT

The Board of Directors appoints an Audit Committee to review McDermott International, Inc.’s financial matters. Each member of the Audit Committee meets the independence requirements established by the New York Stock Exchange. The Audit Committee is responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. We are also responsible for recommending to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year.

In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, we have taken the following steps:

•

We discussed with Deloitte & Touche LLP (“D&T”), McDermott’s independent registered public accounting firm for the year ended December 31, 2012, those matters required to be discussed by Statements on Auditing Standards No. 61, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•

We conducted periodic executive sessions with D&T, with no members of McDermott management present during those discussions. D&T did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s internal audit department and regularly received reports regarding McDermott’s internal control procedures.

•

We reviewed, and discussed with McDermott’s management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting, each of which was prepared in accordance with Section 404 of the Sarbanes-Oxley Act.

•

We received and reviewed the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning D&T’s independence from McDermott, and have discussed with D&T its independence from McDermott. We also considered whether the provision of non-audit services to McDermott is compatible with D&T’s independence.

•	We determined that there were no former D&T employees, who previously participated in the McDermott audit, engaged in a financial reporting oversight role at McDermott.

•

We reviewed, and discussed with McDermott’s management and D&T, McDermott’s audited consolidated balance sheet at December 31, 2012, and consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for the year ended December 31, 2012.

Based on the reviews and actions described above, we recommended to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

David A. Trice, Chairman

Stephen G. Hanks

D. Bradley McWilliams

William H. Schumann, III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2013

(ITEM 3)

Our Board of Directors has ratified the decision of the Audit Committee to appoint Deloitte & Touche LLP (“D&T”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of McDermott. Representatives of D&T will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the years ended December 31, 2012 and 2011, McDermott paid D&T fees, including expenses and taxes, totaling $3,888,337 and $3,929,356, which can be categorized as follows:

	2012	2011
Audit
The Audit fees for the years ended December 31, 2012 and 2011 were for professional services rendered for the audits of the consolidated financial statements of McDermott, the audit of McDermott’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of McDermott and assistance with review of documents filed with the SEC.	$3,487,789	$3,528,477
Audit-Related
The Audit-Related fees for the years ended December 31, 2012 and 2011 were for assurance and related services, employee benefit plan audits and advisory services related to Sarbanes-Oxley Section 404 compliance.	$144,280	$114,367
Tax
The Tax fees for the years ended December 31, 2012 and 2011 were for professional services rendered for consultations on various U.S. federal, state and international tax matters, international tax compliance and tax planning, and assistance with tax examinations.	$211,268	$286,512
All Other
The fees for All Other services for the year ended December 31, 2012 were for professional services rendered for translation services and other advisory or consultation services not related to audit or tax.	$45,000	$0
Total	$3,888,337	$3,929,356

It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote and actually voting on this proposal at the Annual Meeting. Because abstentions are not actual votes with respect to this proposal, they have no effect on the outcome of the vote on this proposal.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of February 28, 2013 by each director or nominee as a director, and each NEO and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the vesting of restricted stock units or the exercise of stock options.

Name	Shares Beneficially Owned
John F. Bookout, III(1)	201,227
Roger A. Brown(2)	85,887
Gary L. Carlson(3)	80,124
Perry L. Elders(4)	105,066
Stephen G. Hanks	27,741
Liane K. Hinrichs(5)	256,778
Stephen M. Johnson(6)	1,011,472
D. Bradley McWilliams(7)	91,792
John T. McCormack(8)	115,871
William H. Schumann, III	5,979
Mary Shafer-Malicki	17,911
David A. Trice	27,286
All directors and executive officers as a group (15 persons)(9)	2,396,660

(1)	Shares owned by Mr. Bookout include 6,105 shares of common stock that he may acquire on the exercise of stock options, as described above.

(2)	Shares owned by Mr. Brown include 38,085 shares of common stock that he may acquire on the exercise of stock options, as described above.

(3)	Shares owned by Mr. Carlson include 40,723 shares of common stock that he may acquire on the exercise of stock options, as described above, 18,982 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 40 shares of common stock held in the McDermott Thrift Plan.

(4)	Shares owned by Mr. Elders include 72,736 shares of common stock that he may acquire on the exercise of stock options, as described above, 11,040 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 26 shares of common stock held in the McDermott Thrift Plan.

(5)	Shares owned by Ms. Hinrichs include 99,226 shares of common stock that she may acquire on the exercise of stock options, as described above, 19,295 shares of common stock that she will acquire on the vesting of restricted stock units, as described above, and 2,853 shares of common stock held in the McDermott Thrift Plan.

(6)	Shares owned by Mr. Johnson include 522,715 shares of common stock that he may acquire on the exercise of stock options, as described above, 73,687 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 610 shares of common stock held in the McDermott Thrift Plan.

(7)	Shares owned by Mr. McWilliams include 900 shares of common stock that he may acquire on the exercise of stock options, as described above.

(8)	Shares owned by Mr. McCormack include 71,403 shares of common stock that he may acquire on the exercise of stock options, as described above, 15,912 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 1,249 shares of common stock held in the McDermott Thrift Plan.

(9)	Shares owned by all directors and executive officers as a group include 1,012,528 shares of common stock that may be acquired on the exercise of stock options, as described above, 159,685 shares of common stock that may be acquired on the vesting of restricted stock units, as described above, and 22,183 shares of common stock held in the McDermott Thrift Plan.

Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock on February 28, 2013, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	27,067,673	(2)	11.48%
Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	21,197,296	(3)	8.99%
Common Stock	Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 500 Milwaukee, WI 53202	14,650,762	(4)	6.21%

(1)	Percent is based on outstanding shares of our common stock on February 28, 2013.

(2)	As reported on a Schedule 13G/A filed with the SEC on February 6, 2013. The Schedule 13G/A reports beneficial ownership of 27,067,673 shares of our common stock by T. Rowe Price Associates, Inc., which has sole voting power over 6,777,407 shares and sole dispositive power over 27,067,673 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, which has sole voting power over 12,507,800 shares, and sole dispositive power over no shares, for which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities.

(3)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company. According to the Schedule 13G, FMR LLC has sole voting power over 1,044,621 shares and sole dispositive power over 21,197,296 shares. Of the shares reported, 20,152,675 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment advisor to various investment companies (collectively, the “Fidelity Funds”); and each of FMR LLC and Mr. Edward C. Johnson 3d exercise sole dispositive power and the Fidelity Funds’ Board of Trustees exercises sole voting power with respect to these shares. In addition, FMR LLC exercises sole voting power and sole dispositive power with respect to an additional 950,432 shares, and each of FMR LLC and Mr. Edward C. Johnson 3d exercises sole voting power and sole dispositive power with respect to an additional 94,189 shares.

(4)	As reported on a Schedule 13G/A filed with the SEC on February 6, 2013. The Schedule 13G/A reports beneficial ownership of 14,650,762 shares of our common stock, shared voting power over 14,082,788 shares and shared dispositive power over 14,650,762 shares by Artisan Partners Holdings LP (“Artisan Holdings”). The Schedule 13G/A also reports that each of Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler has shared voting power over 14,082,788 shares and shared dispositive power over 14,650,762 shares. Artisan Holdings, an investment adviser, is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp. is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer, of McDermott, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions between McDermott and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

During 2011, the Investment Committee of the McDermott Master Trust (the “Trust”), the funding vehicle underlying the Retirement Plan, entered into an agreement with BlackRock Institutional Trust Company, N.A. (“BlackRock”), pursuant to which BlackRock agreed to manage the investment of a portion of the Trust assets. BlackRock is a subsidiary of BlackRock, Inc. and, collectively with certain other subsidiaries of BlackRock, Inc., owned approximately 6.36% of McDermott common stock on December 31, 2012 as reported on BlackRock, Inc.’s Schedule 13G/A filed with the SEC on February 5, 2013. The amount of Trust assets under management with BlackRock may vary from time to time. As of December 31, 2012, the value of the Trust assets under management with BlackRock was approximately $88.5 million. BlackRock receives a fee for investment management services for the portion of the Trust assets allocated to BlackRock. These fees are calculated quarterly in arrears by averaging the account’s prior three month-end market values and applying 25% of the annual fee schedule (6.0 basis points), or 1.5 basis points quarterly.

The Investment Committee of the Trust is a fiduciary of the Retirement Plan appointed by McDermott’s subsidiary that maintains the Retirement Plan. The Investment Committee is responsible for the management and control of the Trust assets and is authorized to appoint fund managers under the terms of the Retirement Plan and the Trust. Selection of fund managers is performed with the assistance of a third-party investment consulting firm, in accordance with an investment policy statement approved and adopted by the Investment Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Sec-

tion 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2012.

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2014 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 28, 2013. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2014 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our By-Laws, such notice must (1) be received at our executive offices no earlier than November 8, 2013 or later than January 7, 2014, and (2) satisfy specified requirements. A copy of the pertinent By-Law provisions can be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance — Corporate Governance.”

By Order of the Board of Directors,

LIANE K. HINRICHS

Secretary

Dated: March 28, 2013

MCDERMOTT INTERNATIONAL, INC. 757 N. ELDRIDGE PKWY HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on May 6, 2013 (May 2, 2013 for participants in McDermott’s Thrift Plan). Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 6, 2013 (May 2, 2013 for participants in McDermott’s Thrift Plan).Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Using a blue or black ink pen, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55936-P34527                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MCDERMOTT INTERNATIONAL, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom authority is withheld on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) John F. Bookout, III	05) D. Bradley McWilliams
	02) Roger A. Brown	06) William H. Schumann, III
	03) Stephen G. Hanks	07) Mary L. Shafer-Malicki
	04) Stephen M. Johnson	08) David A. Trice

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.							☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as McDermott’s independent registered public accounting firm for the year ending December 31, 2013.							☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR ALL for item 1, and FOR items 2 and 3. If any other matters properly come before the meeting, including procedural matters and matters relating to the conduct of the meeting, the persons named in this proxy are authorized to vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

McDermott International, Inc. Annual Meeting Tuesday, May 7, 2013 at 10:00 a.m. The Westin Houston Hotel, Birch Room 945 Gessner Road Houston, Texas 77024

Dear Stockholder:

McDermott International, Inc. encourages you to vote the shares electronically through the Internet or the telephone, which are available 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote the shares electronically, there is no need for you to mail back the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

M55937-P34527

McDERMOTT INTERNATIONAL, INC.

This proxy is solicited on behalf of the Board of Directors

Annual Meeting of Stockholders - Tuesday, May 7, 2013 at 10:00 a.m.

The undersigned hereby appoints Stephen M. Johnson and Liane K. Hinrichs, and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MCDERMOTT INTERNATIONAL, INC. (“McDermott”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, May 7, 2013 at The Westin Houston Hotel, Birch Room, 945 Gessner Road, Houston, Texas 77024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED UNDER ITEM 1 ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR EACH OF ITEMS 2 AND 3. THE PROXY HOLDERS NAMED ABOVE ALSO WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF MCDERMOTT’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2012 AND ITS NOTICE OF 2013 ANNUAL MEETING AND RELATED PROXY STATEMENT.

ATTENTION PARTICIPANTS IN MCDERMOTT’S THRIFT PLAN: If you hold shares of McDermott common stock through the McDermott Thrift Plan (the “Thrift Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May 2, 2013. Any shares of McDermott common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE REPLY CARD ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE